EXECUTION COPY
CREDIT AGREEMENT

AMONG

ASTEC INDUSTRIES, INC. and
ASTEC FINANCIAL SERVICES, INC.

as Borrowers,

THE LENDERS NAMED HEREIN,
and
BANK ONE, NA

as Agent

DATED AS OF

September 10, 2001
SUNTRUST BANK,
as Syndication Agent
AMSOUTH BANK,
as Co-Agent

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS

ARTICLE II THE CREDITS	2
2.1. Revolving Commitment.	19
2.1.1 Tranche A Commitment	19
2.1.2 Tranche B Commitment	19
2.1.3 Limitations on Obligations	19
2.2. Loans.	20
2.2.1 Ratable Loans; Types of Advances	20
2.2.2 Minimum Amount of Each Advance	20
2.2.3 Method of Selecting Types and Interest Periods for New Advances	20
2.2.4 Conversion and Continuation of Outstanding Advances	20
2.2.5 Changes in Interest Rate, etc	21
2.2.6 Interest Payment Dates; Interest and Fee Basis	21
2.2.7 Notification of Advances, Interest Rates, Prepayments and Commitment Reductions	22
2.2.8 Rates Applicable After Default	22
2.3. Swing Line Loans.	22
2.3.1 Making of Swing Line Loans.	22
2.3.2 Conversions of and Participations in Swing Line Loans.	23
2.4. Fees; Reductions and Increases in Aggregate Commitment.	24
2.4.1 Fees.	2425
2.4.2 Voluntary Reductions; Prepayments; Increases.	26
2.4.3 Mandatory Reductions in Aggregate Commitment.	27
2.4.4 Mandatory Reduction of Tranche B Loans	27
2.5. Method of Payment	27
2.6. Notes; Telephonic Notices
2.7. Lending Installations
2.8. Non-Receipt of Funds by the Agent
2.9. [Intentionally Omitted].
2.10. Application of Payments
2.11. Facility Letters of Credit.
2.11.1 Obligation to Issue
2.11.2 Conditions for Issuance
2.11.3 Procedure for Issuance of Facility Letters of Credit.
2.11.4 Reimbursement Obligations.
2.11.5 Participation.
2.11.6 Compensation for Facility Letters of Credit
2.11.7 Letter of Credit Collateral Account
2.11.8 Nature of Obligations.
2.11.9 Existing Letters of Credit
ARTICLE III TAXES; YIELD PROTECTION
3.1. Taxes
3.2. Yield Protection
3.3. Changes in Capital Adequacy Regulations
3.4. Availability of Types of Advances
3.5. Funding Indemnification
3.6. Lender Statements; Survival of Indemnity
ARTICLE IV CONDITIONS PRECEDENT
4.1. Initial Credit Extension
4.2. Each Credit Extension
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BORROWERS
5.1. Corporate Existence and Standing
5.2. Authorization and Validity
5.3. No Conflict; Government Consent
5.4. Financial Statements
5.5. Material Adverse Change
5.6. Taxes
5.7. Litigation and Contingent Obligations
5.8. Subsidiaries and Affiliates
5.9. ERISA
5.10. Accuracy of Information
5.11. Regulation U
5.12. Material Agreements
5.13. Compliance With Laws
5.14. Environmental Warranties
5.15. Ownership of Properties
5.16. Investment Company Act
5.17. Public Utility Holding Company Act
5.18. Plan Assets; Prohibited Transactions
5.19. Intellectual Property
5.20. Solvency
5.21. Licenses
5.22. Pledge Agreement
5.23. Insurance
ARTICLE VI COVENANTS
6.1. Financial Reporting
6.2. Use of Proceeds
6.3. Notice of Default
6.4. Conduct of Business
6.5. Taxes
6.6. Insurance
6.7. Compliance with Laws
6.8. Maintenance of Properties
6.9. Inspection
6.10. Dividends
6.11. Indebtedness
6.12. Merger
6.13. Sale of Assets
6.14. Sale of Accounts
6.15. Sale and Leaseback
6.16. Investments and Acquisitions
6.17. Contingent Obligations
6.18. Liens
6.19. Transactions with Affiliates
6.20. Amendments to Certain Agreements
6.21. Financial Covenants.
6.21.1 Leverage Ratio
6.21.2 Consolidated Tangible Net Worth
6.21.3 Rentals
6.21.4 Fixed Charge Coverage Ratio
6.21.5 AFS Leases
6.22. Fixed Asset Expenditures
6.23. Subordinated Indebtedness
6.24. Accounting Method
6.25. Environmental Covenant
6.26. Litigation and Other Notices
6.27. Pledge of Stock of Foreign Subsidiaries
6.28. Material Subsidiaries
ARTICLE VII DEFAULTS
ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
8.1. Acceleration.
8.2. Amendments
8.3. Preservation of Rights
ARTICLE IX GENERAL PROVISIONS
9.1. Survival of Representations
9.2. Governmental Regulation
9.3. Taxes
9.4. Headings
9.5. Entire Agreement
9.6. Several Obligations; Benefits of this Agreement
9.7. Expenses; Indemnification
9.8. Numbers of Documents
9.9. Accounting
9.10. Severability of Provisions
9.11. Nonliability of Lenders
9.12. Confidentiality
9.13. Interest Limitation
9.14. Loan Documents
9.15. Interpretation
9.16. Nonreliance
9.17. Disclosure
ARTICLE X THE AGENT
10.1. Appointment; Nature of Relationship
10.2. Powers
10.3. General Immunity
10.4. No Responsibility for Loans, Recitals, etc
10.5. Action on Instructions of Lenders
10.6. Employment of Agents and Counsel
10.7. Reliance on Documents; Counsel
10.8. Agent's Reimbursement and Indemnification
10.9. Rights as a Lender
10.10. Lender Credit Decision
10.11. Successor Agent
10.12. Notice of Default
10.13. Delegation to Affiliates
10.14. Execution of Collateral Documents
10.15. Collateral Releases
ARTICLE XI SETOFF; RATABLE PAYMENTS
11.1. Setoff
11.2. Ratable Payments
ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
12.1. Successors and Assigns
12.2. Participations.
12.2.1 Permitted Participants; Effect
12.2.2 Voting Rights
12.2.3 Benefit of Setoff
12.3. Assignments.
12.3.1 Permitted Assignments
12.3.2 Effect; Effective Date
12.4. Dissemination of Information
12.5. Tax Treatment
ARTICLE XIII NOTICES
13.1. Giving Notice
13.2. Change of Address
ARTICLE XIV COUNTERPARTS
ARTICLE XV CHOICE OF LAW, CONSENT TO JURISDICTION, WAIVER OF JURY TRIAL
15.1. CHOICE OF LAW
15.2. CONSENT TO JURISDICTION
15.3. WAIVER OF JURY TRIAL
ARTICLE XVI ASTEC GUARANTY
16.1. Guaranty of Payment and Performance of Obligations of AFS
16.2. Additional Amounts
16.3. Waivers by Astec: Agent's and Lenders' Freedom to Act
16.4. Unenforceability of AFS Obligations Against AFS
16.5. Subrogation; Subordination
16.6. Termination
16.7. Effect of Bankruptcy
16.8. Setoff
16.9. Further Assurances

EXHIBITS

EXHIBIT A Compliance Certificate

EXHIBIT B-1 Tranche A Note

EXHIBIT B-2 Tranche B Note

EXHIBIT B-3 Swing Line Note

EXHIBIT C-1 Form of Opinion of Counsel to Astec

EXHIBIT C-2 Form of Opinion of Special Canadian Counsel

EXHIBIT D Pledge Agreement

EXHIBIT E Assignment Agreement

EXHIBIT F Borrowing Base Certificate

SCHEDULES

Schedule 1 Revolving Commitments/Percentages
Schedule 2.11.9 Existing Letters of Credit
Schedule 5.7 Litigation
Schedule 5.8 Subsidiaries and Affiliates
Schedule 5.14 Environmental Matters
Schedule 5.15 Properties and Liens
Schedule 5.19 Intellectual Property
Schedule 6.11 Indebtedness

CREDIT AGREEMENT

This Credit Agreement (the "Agreement"), dated as of September 10, 2001, is among Astec Industries, Inc., a Tennessee corporation, Astec Financial Services, Inc., a Tennessee corporation, the financial institutions from time to time parties hereto as Lenders and Bank One, NA, a national banking association having its principal office in Chicago, Illinois, as Agent. The parties hereto agree as follows:

  DEFINITIONS

  As used in this Agreement:

  "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Credit Party (a) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

  "Adjusted EBITDA" means for any period EBITDA for such period calculated on a proforma basis assuming that any Acquisition occurring during such period and permitted under this Agreement occurred on and as of the first day of such period.

  "Advance" means a borrowing hereunder, (i) made by the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

  "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

  "AFS" means Astec Financial Services, Inc., a Tennessee corporation and a Borrower hereunder, its successors and assigns.

  "Agent" means Bank One in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

  "Aggregate Commitment" means $125,000,000 as such amount may be increased or reduced from time to time pursuant to the terms hereof.

  "Agreement" means this Credit Agreement, as it may be amended or modified and in effect from time to time.

  "Aggregate Tranche A Sublimit" means $125,000,000, as such amount may be increased pursuant to Section 2.4.2(b) or reduced from time to time pursuant to the terms hereof.

  "Aggregate Tranche B Sublimit" means $50,000,000, as such amount may be reduced from time to time pursuant to the terms hereof.

  "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

  "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (a) the Prime Rate for such day and (b) the sum of Federal Funds Effective Rate for such day plus 1/2% per annum.

  "Applicable Margin" means, with respect to the Commitment Fee, Letter of Credit Fee and each Type of Loan described below, the rate of interest per annum shown below for the range of Leverage Ratios specified below:

	Level 1	Level 2	Level 3	Level 4	Level 5	Level 6
Leverage Ratio	< 1.5:1.0	1.5:1.0<X<2.0:1.0	2.0:1.0<X<2.25:1.0	2.25:1.0<X<2.5:1.0	2.5:1.0<X<3.0:1.0	>3.0:1.0
Eurodollar Advances	1.00%	1.125%	1.25%	1.375%	1.625%	1.875%
Floating Rate Advances	0.00%	0.125%	0.25%	0.375%	0.625%	0.875%
Letter of Credit Fee	1.00%	1.125%	1.25%	1.375%	1.625%	1.875%
Commitment Fee	0.25%	0.25%	0.25%	0.375%	0.375%	0.50%

  The Leverage Ratio shall be calculated as of the end of each fiscal quarter, and shall be reported to the Agent pursuant to a Compliance Certificate executed by an Authorized Officer of Astec and delivered in accordance with Section 6.1(d) hereof. Not later than five (5) Business Days after receipt by the Agent of each Compliance Certificate delivered by Astec in accordance with Section 6.1(d) for each fiscal quarter or fiscal year, as applicable, Astec, subject to the approval of the Agent, shall determine the Leverage Ratio for the applicable period and shall promptly notify the Agent, who shall in turn promptly notify the Lenders of such determination and of any change in each Applicable Margin resulting therefrom. Each Applicable Margin shall be adjusted (upwards or downwards, as appropriate), if necessary, based on the Leverage Ratio as of the end of the fiscal quarter immediately preceding the date of determination. The adjustment, if any, to the Applicable Margin shall be effective as to all Advances and Commitment Fees commencing on the fifth (5th) Business Day after the delivery of such quarterly or annual financial statements delivered in accordance with Sections 6.1(a) and 6.1(b) and such related Compliance Certificate of an Authorized Officer of Astec delivered in accordance with Section 6.1(d) and shall be effective from and including the fifth (5th) Business Day after the date the Agent receives such Compliance Certificate to but excluding the fifth (5th) Business Day after the date on which the next Compliance Certificate is required to be delivered pursuant to Section 6.1(d); provided, however, that, in the event that Astec shall fail at any time to furnish to the Lenders such financial statements and any such Compliance Certificate required to be delivered pursuant to Sections 6.1(a), 6.1(b) and 6.1(d), the Applicable Margin set forth in Level 6 above shall apply until the fifth (5th) Business Day after such time as all such financial statements and each such Compliance Certificate are so delivered to the Agent and the Lenders. Each determination of the Leverage Ratio by Astec (subject to approval by the Agent) and each determination of the Applicable Margin by the Agent in accordance with this definition shall be conclusive and binding on the parties absent manifest error. Until delivery of the Compliance Certificate for the fiscal quarter ending September 30, 2001, the Applicable Margin shall be that applicable to "Level 5" on the preceding table.

  "Arranger" means Banc One Capital Markets, Inc., a Delaware corporation, and its successors, in its capacity as Lead Arranger and Sole Book Runner.

  "Article" means an article of this Agreement unless another document is specifically referenced.

  "Asset Disposition" means any sale, lease or other disposition of any asset of any Credit Party in a single transaction or in a series of related transactions, other than (a) the sale of inventory in the ordinary course of business, (b) sales, leases or other dispositions by any Credit Party to Astec or any Wholly-Owned Subsidiary of Astec, (c) sales, leases or other dispositions of used, worn-out or surplus equipment in the ordinary course of business, (d) other sales, leases and dispositions of any Property in a single transaction or series of related transactions to the extent that (x) the fair market value of the Property transferred in any such single transaction or series of related transactions does not exceed $1,000,000 and (y) the aggregate fair market value of all such Property transferred after the date hereof does not exceed $5,000,000, (e) Permitted Recourse Lease Sales, (f) sales by AFS of financing or operating leases (including Qualifying Financing Leases and Qualifying Operating Leases) and other chattel paper (including Qualifying Chattel Paper), on a non-recourse basis provided that the Tranche B Revolving Loans at no time exceed the Tranche B Borrowing Base and (g) sales of assets pursuant to a Permitted Securitization.

  "Astec" means Astec Industries, Inc., a Tennessee corporation and a Borrower hereunder, its successors and assigns.

  "Authorized Officer" means any of the President, Vice President and Corporate Counsel, or Vice President and Corporate Controller of a Borrower acting singly, or other employee of a Borrower designated in writing to the Lenders.

  "Bank One" means Bank One, NA, a national banking association having its principal office in Chicago, Illinois, in its individual capacity, and its successors.

  "Bond Transactions" means (a) the issuance of the Trencor Letter of Credit and (b) the issuance of Variable Rate Demand Industrial Revenue Bonds Series 1994 in the approximate value of $6,000,000 to finance the expansion of Telsmith, Inc.'s Mequon, Wisconsin facility and the acquisition of equipment to be used in the operating of Telsmith, Inc.'s business.

  "Borrowers" means collectively Astec and AFS. Reference to a Borrower hereunder shall mean each of Astec and AFS unless the context specifically refers to one of them. Reference to Borrowers hereunder shall mean both of Astec and AFS jointly and severally.

  "Borrowing Base Certificate" means a Borrowing Base Certificate in substantially the form of Exhibit F hereto.

  "Borrowing Date" means a date on which an Advance is made hereunder.

  "Borrowing Notice" is defined in Section 2.2.3.

  "Business Day" means (a) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Illinois and New York, New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Illinois for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

  "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

  "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

  "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List, as amended from time to time.

  "Change in Control" means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of twenty-five percent (25%) or more of the outstanding shares of voting stock of Astec.

  "Closing Date" is defined in Section 4.1.

  "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

  "Collateral" has the meaning attributed to such term in the Pledge Agreement.

  "Collateral Agent" means Bank One, in its capacity as Collateral Agent under the Pledge Agreement, for the ratable benefit of the Agent, the Lenders and the holders of the Senior Notes.

  "Collateral Shortfall Amount" is defined in Section 8.1(a).

  "Commitment Fee" is defined in Section 2.4.1.

  "Compliance Certificate" means a compliance certificate, in substantially the form of Exhibit A hereto, with appropriate insertions, signed by Astec's Chief Financial Officer, showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, describing the nature and status thereof and any action the Borrowers are taking or propose to take with respect thereto.

  "Condemnation" is defined in Section 7.8.

  "Conduit Securitization" means a Permitted Securitization effected through the issuance of commercial paper through a commercial paper conduit.

  "Consolidated Funded Debt" means for the Credit Parties on a consolidated basis at any time the sum of (w) items (a) through (e) of the definition of Indebtedness, plus (x) Contingent Obligations (other than Contingent Obligations for notes and accounts receivable sold of up to $5,000,000 and Contingent Obligations relating to Conduit Securitizations) plus (y) unreimbursed drawings on Subsidiary Letters of Credit (but excluding other Letters of Credit) plus (z) outstanding principal balances of commercial paper issued pursuant to Conduit Securitizations, whether or not any such amount in clauses (w) through (z) is due or payable at such time.

  "Consolidated Net Income" means, for any period, the consolidated net income of the Credit Parties determined on a consolidated basis in accordance with Agreement Accounting Principles, provided that any cumulative effect adjustment resulting from adoption of an accounting principle shall be excluded from such calculation.

  "Consolidated Net Revenue" means the consolidated net revenue of the Credit Parties for the most recently completed fiscal year determined on a consolidated basis in accordance with Agreement Accounting Principles.

  "Consolidated Tangible Net Worth" means at any date the consolidated stockholders' equity of the Credit Parties determined in accordance with Agreement Accounting Principles, less their consolidated Intangible Assets, all determined as of such date, provided that any cumulative effect adjustment resulting from adoption of an accounting principle shall be excluded from such calculation. For purposes of this definition, "Intangible Assets" means the amount (to the extent reflected in determining such consolidated stockholders' equity) of all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organizational or developmental expenses and other intangible items, all determined in accordance with Agreement Accounting Principles.

  "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, guaranty of payment in connection with a Permitted Securitization, take-or-pay contract, application for a Letter of Credit or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

  "Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with any Credit Party, are treated as a single employer under Section 414 of the Code.

  "Conversion/Continuation Notice" is defined in Section 2.2.4.

  "Credit Extension" means the making of any Advance or the issuance of any Facility Letter of Credit or Swing Line Loan pursuant to this Agreement.

  "Credit Extension Date" means the date on which any Credit Extension is made hereunder.

  "Credit Parties" means Astec, AFS and each Subsidiary of Astec and AFS.

  "Default" means an event described in Article VII.

  "Discount" means as of any day and with respect to any commercial paper or term note issued pursuant to a Permitted Securitization, the Interest Component which has accrued up to and including such day. For purposes of this definition, the portion of the Interest Component which has accrued shall be computed by multiplying the total Interest Component for such commercial paper by a fraction, the numerator of which is the number of days elapsed that such commercial paper has been outstanding up to and including such day, and the denominator of which is the number of days such commercial paper or term note is scheduled to be outstanding.

  "Domestic Subsidiary" means each Subsidiary of Astec that is organized under the laws of the United States or any state thereof.

  "EBITDA" means for any period Consolidated Net Income plus (a) current and deferred income taxes, plus (b) the amount of all amortization of intangibles and depreciation that was deducted in arriving at Consolidated Net Income, plus (c) Interest Expense (including Interest Expense associated with Capitalized Lease Obligations and Interest Expense in connection with Permitted Securitizations even though not directly incurred by a Credit Party), plus (d) unusual non-cash charges, minus (e) equity in net income of Affiliates, and minus (f) interest income (except for interest income of AFS), in each case on a consolidated basis for the Credit Parties.

  "Eligible Leased Equipment Amount" means the book value of equipment subject to Qualifying Operating Leases.

  "Eligible Equipment Receivable Amount" means the receivable amount reflected on the financial statements of AFS from time to time due from lessees/purchasers under Qualifying Financing Leases or Qualifying Chattel Paper.

  "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

  "Eurodollar Advance" means an Advance which, except as otherwise provided in Section 2.2.8, bears interest at the Eurodollar Rate.

  "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, (i) if Reuters Screen FRBD is not available to the Agent for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (ii) if no such British Bankers' Association Interest Settlement Rate is available to the Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One's relevant Eurodollar Loan and having a maturity equal to such Interest Period.

  "Eurodollar Loan" means a Loan which, except as otherwise provided in Section 2.2.8, bears interest at the Eurodollar Rate.

  "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (a) the quotient of (i) the Eurodollar Base Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (b) the Applicable Margin.

  "Excluded Taxes" means, in the case of each Lender or applicable Lending Installation and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (ii) the jurisdiction in which the Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation is located.

  "Facility Letter of Credit" means a Letter of Credit issued by the Issuer pursuant to Section 2.11.

  "Facility Letter of Credit Limit" means the lesser of (i) $25,000,000, and (ii) the Aggregate Tranche A Sublimit at any time, as the same may be reduced pursuant to the terms of this Agreement.

  "Facility Letter of Credit Obligations" means, as at the time of determination thereof, all liabilities, whether actual or contingent, of Astec with respect to the Facility Letters of Credit, including the sum of (a) Reimbursement Obligations and (b) the aggregate undrawn face amount of the outstanding Facility Letters of Credit.

  "Facility Termination Date" means September 10, 2004.

  "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

  "Floating Rate" means, for any day, a rate per annum equal to the sum of (a) the Alternate Base Rate for such day, plus (b) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

  "Floating Rate Advance" means an Advance which, except as otherwise provided in Section 2.2.8, bears interest at the Floating Rate.

  "Floating Rate Loan" means a Loan which, except as otherwise provided in Section 2.2.8, bears interest at the Floating Rate.

  "Foreign Plan" is defined in Section 5.9.

  "Foreign Subsidiary" means each Subsidiary of Astec that is not a Domestic Subsidiary.

  "Governmental Agency" means any government (foreign or domestic) or any state or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority or political subdivision) or any instrumentality or officer thereof (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned or controlled by or subject to the control of any of the foregoing.

  "Hazardous Materials" means (a) any chemical, material or substance defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "toxic pollutants," "contaminants," "pollutants," "toxic substances" or words of similar import under any applicable local, state or federal law or under the regulations adopted or publications promulgated pursuant thereto, including Environmental Laws, (b) any oil, petroleum or petroleum derived substances, any drilling fluids, produced waters or other wastes associated with the exploration, development or production of crude oil, any flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, any toxic wastes or substances or any other materials or pollutants which (i) pose a hazard to any Property of any Credit Party or to Persons on or about such Properties, or (ii) cause such properties to be in violation of any Environmental Laws, (c) asbestos in any form which is or could become friable, radon gas, urea, formaldehyde, foam insulation, or polychlorinated biphenyls, and (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority.

  "Indebtedness" of a Person means, without duplication, such Person's (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) Capitalized Lease Obligations, (f) Contingent Obligations, (g) obligations for which such Person is obligated pursuant to or in connection with a Letter of Credit or Reimbursement Agreement, (h) obligations of such Person under conditional sale or other title retention agreement relating to Property purchased by such Person, (i) Rate Hedging Obligations and (j) obligations arising out of Permitted Securitizations.

  "Interest Component" means the portion of the face amount of commercial paper issued on a discount basis representing the discount incurred in respect thereof.

  "Interest Expense" means, for any period, the aggregate amount paid as interest or Discount by Astec and its consolidated Subsidiaries during such period as determined in accordance with Agreement Accounting Principles together with, without duplication, the aggregate amount paid as interest or Discount during such period by any conduit or special purpose entity with respect to any commercial paper issued in connection with all outstanding Permitted Securitizations.

  "Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by a Borrower pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

  "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person to any other Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit account and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

  "Issuer" means Bank One, in its capacity as issuer of Facility Letters of Credit under Section 2.11.

  "KPI Letter of Credit" means that certain Irrevocable Transferable Letter of Credit, or its successor, issued by Bank One in connection with the issuance of Industrial Development Revenue Bonds in the approximate amount of $9,200,000 to finance certain manufacturing facilities to be used in the operation of Kolberg-Pioneer, Inc.'s business, all pursuant to the Prior Credit Agreement.

  "LC Issuance Request" is defined in Section 2.11.3.

  "Lease Rentals" means, with respect to any period, the sum of the rentals and other obligations required to be paid during such period by Astec or any Subsidiary as lessee under all leases of real or personal property (other than Capitalized Leases), excluding any amount required to be paid by the lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, provided, that, if at the date of determination, any such rental or other obligations are contingent or not otherwise definitely determinable by the terms of the related lease, the amount of such obligations (i) shall be assumed to be equal to the amount of such obligations for the period of twelve (12) consecutive calendar months immediately preceding the date of determination or (ii) if the related lease was not in effect during such preceding twelve (12) month period, shall be the amount estimated by the Chief Financial Officer of Astec on a reasonable basis and in good faith.

  "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

  "Lending Installation" means, with respect to a Lender or the Agent, any office, branch, Subsidiary or Affiliate of such Lender or the Agent listed on the signatures pages hereof or on a Schedule or otherwise selected by such Lender or the Agent pursuant to Section 2.7.

  "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

  "Letter of Credit Collateral Account" is defined in Section 2.11.7.

  "Leverage Ratio" means, as at any date of determination thereof, the ratio of (a) Consolidated Funded Debt of the Credit Parties minus the amount of any cash collateral held by the Collateral Agent to (b) Adjusted EBITDA of the Credit Parties for the four (4) most recently ended fiscal quarters, all calculated on a consolidated basis in accordance with Agreement Accounting Principles.

  "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

  "Loan" means, with respect to a Lender, such Lender's portion of any Advance.

  "Loan Documents" means this Agreement, the Notes, the Pledge Agreement, the Reimbursement Agreements, the documents relating to the Subsidiary Letters of Credit (including the Trencor LC Agreement) and the other documents and agreements contemplated hereby and executed by any Credit Party in favor of the Agent or any Lender or otherwise in connection with any Loan, Facility Letter of Credit or Swing Line Loan, as the same may be amended, restated, supplemented or otherwise modified from time to time.

  "Margin Stock" is defined in Section 5.11.

  "Material Adverse Effect" means a material adverse effect on (a) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Credit Parties taken as a whole, (b) the ability of any Credit Party to perform its obligations under any Loan Document to which it is a party, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

  "Material Subsidiary" means any Subsidiary of Astec with either (a) assets having a book value equal to or in excess of $1,000,000 or (b) annual EBITDA equal to or in excess of $500,000.

  "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which any Credit Party or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

  "Net Available Proceeds" means, with respect to an Asset Disposition, the sum of cash or readily marketable cash equivalents received (including by way of a cash generating sale or discounting of a note or receivable, but excluding any other consideration received in the form of assumption by the acquiring Person of debt or other obligations relating to the properties or assets so disposed of or received in any other non-cash form) therefrom, whether at the time of such disposition or subsequent thereto, net of all legal, title and recording tax expenses, commissions and other fees and all costs and expenses incurred and all federal, state, local and other taxes required to be accrued as a liability as a consequence of such transactions and of all payments made by any Credit Party on any Indebtedness which is secured by such assets pursuant to a permitted Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition.

  "Note Purchase Agreements" means those certain Note Purchase Agreements, dated as of September 10, 2001, by and among the Borrowers and the various purchasers named therein, as such agreements may be amended, restated or refinanced from time to time, pursuant to which Senior Notes are issued in an original aggregate principal amount of $80,000,000.

  "Notes" means the Revolving Notes and the Swing Line Notes.

  "Notice of Swing Line Loan" is defined in Section 2.3.1(d).

  "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes (including all interest accruing after the commencement of any proceeding against or with respect to any Borrower under the United States Bankruptcy Code, Title 11 of the United States Code, or any other federal or state bankruptcy, insolvency, receivership or similar law, at the rates specified in this Agreement), all accrued and unpaid fees, all Facility Letter of Credit Obligations and all expenses, reimbursements, indemnities and other obligations of any Credit Party to the Lenders or to any Lender, the Agent, the Collateral Agent or any indemnified party hereunder arising under the Loan Documents.

  "Other Taxes" is defined in Section 3.1(ii).

  "Participants" is defined in Section 12.2.1.

  "Payment Date" means the first day of each March, June, September and December.

  "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

  "Percentage" means, for each Lender the percentage set forth opposite its name on Schedule 1 attached hereto, as such percentage (and such schedule) may be modified from time to time pursuant to the terms hereof, including but not limited to the provisions of Section 12.3.2.

  "Permitted Acquisition" means an Acquisition of the capital stock or equity interests in a Person or the assets of a Person engaged in the production of aggregate processing or mining equipment, hot mix asphalt production equipment, thermal heating or storage equipment, mobile road construction equipment, trenching, underground construction, utility or related equipment or pavement analyzing equipment, that has been approved or consented to by the board of directors or equivalent governing body of such Person.

  "Permitted Securitization" means any financing program providing for the sale of lease receivables (including rights in respect of true leases and financing leases) and related rights by AFS to a Securitization Subsidiary in transactions purporting to be true sales (and treated as true sales for GAAP purposes), which Securitization Subsidiary shall finance the purchase of such assets by the sale, transfer, conveyance, lien or pledge of such assets to one or more limited purpose financing companies, special purpose entities and/or other financial institutions, in each case pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent; provided that at the time of the execution of the documentation establishing such Permitted Securitization and immediately after giving effect thereto, no Default or Unmatured Default would exist.

  "Permitted Recourse Lease Sales" means recourse sales of leases or accounts or notes receivable relating to leases by AFS.

  "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

  "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which any Credit Party or any member of the Controlled Group may have any liability.

  "Pledge Agreement" means that certain Pledge Agreement, in substantially the form of Exhibit D hereto, executed and delivered by Astec in favor of the Collateral Agent, for the ratable benefit of the Collateral Agent, the Agent, the Lenders and the holders of the Senior Notes, as the same may be amended, restated, supplemented or otherwise modified from time to time, together with any supplemental pledge agreement entered into pursuant to Section 6.28.

  "Prime Rate" means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

  "Prior Credit Agreement" means that Third Amended and Restated Credit Agreement, dated as of April 7, 2000, by and among the Borrowers, the several lenders named therein and the Agent, as amended from time to time.

  "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

  "Purchasers" is defined in Section 12.3.1.

  "Qualifying Chattel Paper" means valid and enforceable written installment notes financing the purchase of products manufactured or distributed by the Subsidiaries or other third parties together with any accessories, attachments or equipment relating thereto, secured by written security agreements, which are payable to the order of AFS, payments under which are not more than ninety (90) days past due.

  "Qualifying Operating Leases" means valid and enforceable written operating leases of equipment legally and beneficially owned by AFS and leased to third parties not Affiliates of AFS, payments under which are not more than ninety (90) days past due.

  "Qualifying Financing Leases" means valid and enforceable written financing leases of equipment between AFS and third parties not Affiliates of AFS, payments under which are not more than ninety (90) days past due. Qualifying Financing Leases shall not include any leases or related obligations sold in a Permitted Recourse Lease Sale or otherwise.

  "Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Hedging Transactions and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Hedging Transactions.

  "Rate Hedging Transactions" means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between any Credit Party and any Lender or Affiliate thereof which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

  "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

  "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

  "Reimbursement Agreement" means a reimbursement agreement, substantially in such form as the Issuer may employ in the ordinary course of business, with such modifications thereto as may be agreed upon by the Issuer and Astec; provided, however, that in the event of any conflict between the terms of any Reimbursement Agreement and this Agreement, the terms of this Agreement shall control.

  "Reimbursement Obligations" means, at any time, the aggregate of the obligations of Astec to the Lenders and the Issuer in respect of all unreimbursed payments or disbursements made by the Issuer and the Lenders under or in respect of the Facility Letters of Credit (including, without limitation, Astec's obligation to reimburse the Issuer for draws on Facility Letters of Credit pursuant to Section 2.11.4(b)).

  "Release" means a "release", as such term is defined in CERCLA.

  "Rentals" of a Person means the aggregate fixed amounts payable by such Person under any lease of Property having an original term (including any required renewals or any renewals at the option of the lessor or lessee) of one year or more.

  "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

  "Required Lenders" means Lenders in the aggregate having at least 67% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 67% of the Revolving Loan Obligations.

  "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

  "Revolving Advance" means a borrowing under Section 2.1.1 or 2.1.2 consisting of the aggregate amount of the several Revolving Loans (including Tranche A Revolving Loans and Tranche B Revolving Loans) made by the Lenders to a Borrower of the same Type and, in the case of Eurodollar Advances, for the same Interest Period.

  "Revolving Commitment" means, for each Lender, the obligation of such Lender to make Loans (including Tranche A Revolving Loans and Tranche B Revolving Loans) and participate in Facility Letters of Credit and Swing Line Loans not exceeding an amount equal to the product of (a) the then existing Aggregate Commitment and (b) the Percentage applicable to such Lender.

  "Revolving Loans" is defined in Section 2.1.2.

  "Revolving Notes" means the Tranche A Notes and the Tranche B Notes.

  "Revolving Loan Obligations" means, at any particular time, the sum of (a) the outstanding principal amount of the Advances under Section 2.1.1 and Section 2.1.2 at any time, plus (b) the outstanding principal amount of the Swing Line Loans at such time, plus (c) the Facility Letter of Credit Obligations at such time.

  "Schedule" refers to a specific schedule to this Agreement, unless another document is specifically referenced.

  "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

  "Securitization Subsidiary" means a special purpose, bankruptcy remote, Wholly-Owned Domestic Subsidiary of Astec formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of lease receivables (including rights in respect of true leases and financing leases) and related rights in connection with and pursuant to a Permitted Securitization.

  "Senior Note Documents" means the Note Purchase Agreements and the Pledge Agreement.

  "Senior Notes" means the 7.56% notes of the Borrowers, due September 10, 2011, issued in an aggregate principal amount of $80,000,000 pursuant to the Note Purchase Agreements.

  "Single Employer Plan" means a Plan maintained by any Credit Party or any member of the Controlled Group for employees of any Credit Party or any member of the Controlled Group.

  "Subordinated Indebtedness" of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Lenders.

  "Subsidiary" of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of Astec. At all times during the term of this Agreement all references to Subsidiaries of Astec shall include AFS.

  "Subsidiary Letters of Credit" means (a) the Trencor Letter of Credit, (b) the KPI Letter of Credit, and (c) that certain letter of credit issued by M&I Marshall and Ilsley Bank for the account of Telsmith, Inc. in connection with the issuance of Variable Rate Demand Industrial Revenue Bonds Series 1994 in the approximate value of $6,000,000 to finance the construction and acquisition of a facility and equipment to be used in the operation of Telsmith, Inc.'s business.

  "Substantial Portion" means, with respect to the Property of any Credit Party, Property which (a) represents more than 10% of the consolidated assets of the Credit Parties as would be shown in the consolidated financial statements of the Credit Parties as at the beginning of the twelve-month period ending immediately prior to the month in which such determination is made, or (b) is responsible for more than ten percent (10%) of the consolidated net sales or of the consolidated net income of the Credit Parties as reflected in the consolidated financial statements referred to in clause (a) above.

  "Swing Line Lender" means Bank One in its capacity as Swing Line Lender under Section 2.3.1.

  "Swing Line Limit" means the lesser of (a) $10,000,000, and (b) the Aggregate Tranche A Sublimit at any time, as the same may be reduced pursuant to the terms of this Agreement.

  "Swing Line Loan" is defined in Section 2.3.1.

  "Swing Line Note" means a promissory note, in substantially the form of Exhibit B-3 hereto, duly executed by Astec and payable to the order of the Swing Line Lender in the amount of the Swing Line Limit, including any amendment, restatement, modification, renewal or replacement of such Swing Line Note.

  "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

  "Tranche A Commitment" means, for each Lender, the obligation of such Lender to make Loans and participate in Facility Letters of Credit and Swing Line Loans not exceeding an amount equal to the product of (a) the then existing Aggregate Tranche A Sublimit and (b) the Percentage applicable to such Lender.

  "Tranche A Loan Obligations" means, at any particular time, the sum of (a) the outstanding principal amount of Advances under Section 2.1.1, plus (b) the outstanding principal amount of the Swing Line Loans at such time, plus (c) the Facility Letter of Credit Obligations at such time.

  "Tranche A Notes" means a promissory note, in substantially the form of Exhibit B-1 hereto, duly executed by Astec and payable to the order of a Lender in the amount of its Tranche A Commitment, including any amendment, modification, renewal or replacement of such promissory note.

  "Tranche A Revolving Loan" is defined in Section 2.1.1.

  "Tranche B Borrowing Base" means 85% of the sum of (a) the Eligible Leased Equipment Amount and (b) the Eligible Equipment Receivable Amount.

  "Tranche B Commitment" means, for each Lender, the obligation of such Lender to make Loans not exceeding an amount equal to the product of (a) the then existing Aggregate Tranche B Sublimit and (b) the Percentage applicable to such Lender.

  "Tranche B Notes" means a promissory note, in substantially the form of Exhibit B-2 hereto, duly executed by AFS and payable to the order of a Lender in the amount of its Tranche B Commitment, including any amendment, modification, renewal or replacement of such promissory note.

  "Tranche B Revolving Loan" is defined in Section 2.1.2.

  "Transferee" is defined in Section 12.4.

  "Trencor LC Agreement" means the Letter of Credit Agreement between Bank One and Trencor Jetco, Inc. (now known as Trencor, Inc.), dated as of April 1, 1994, as amended from time to time, pursuant to which the Trencor Letter of Credit was issued.

  "Trencor Letter of Credit" means that certain Irrevocable Transferable Letter of Credit No. 00315672, or its successor, issued by Bank One for the account of Astec in connection with the issuance of Industrial Development Revenue Bonds in the approximate amount of $8,000,000 to finance the construction and acquisition of a facility and equipment to be used in the operation of Trencor, Inc.'s business, all pursuant to the Trencor LC Agreement.

  "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

  "Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

  "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

  "Wholly-Owned Subsidiary" of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

  The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

  THE CREDITS

    Revolving Commitment.

      Tranche A Commitment. From and including the Closing Date to (but excluding) the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (a) make Loans (each, a "Tranche A Revolving Loan") to Astec, (b) to participate in Facility Letters of Credit for the account of Astec up to but not exceeding the Facility Letter of Credit Limit, (c) to participate in Swing Line Loans for the account of Astec up to but not exceeding the Swing Line Limit, each from time to time in amounts not to exceed in the aggregate at any one time outstanding the lesser of (x) such Lender's Tranche A Commitment, and (y) such Lender's Revolving Commitment (less such Lender's Percentage of any Revolving Loan Obligations at such time). Subject to the terms of this Agreement, Astec may borrow, repay and reborrow, and Astec may request the issuance of Facility Letters of Credit, at any time prior to the Facility Termination Date. The Tranche A Commitment shall expire on the Facility Termination Date.

      Tranche B Commitment. From and including the Closing Date to (but excluding) the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans (each, a "Tranche B Revolving Loan" and collectively with Tranche A Revolving Loans, the "Revolving Loans") to AFS from time to time in amounts not to exceed in the aggregate at any one time outstanding the least of (a) such Lender's Percentage of the Tranche B Borrowing Base, (b) such Lender's Tranche B Commitment and (c) such Lender's Revolving Commitment (less such Lender's Percentage of any Revolving Loan Obligations at such time). Subject to the terms of this Agreement, AFS may borrow, repay and reborrow, at any time prior to the Facility Termination Date. The Tranche B Commitment shall expire on the Facility Termination Date.

      Limitations on Obligations. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, (a) the Revolving Loan Obligations shall at no time exceed the Aggregate Commitment, (b) Tranche A Loan Obligations shall at no time exceed the Aggregate Tranche A Sublimit and (c) Tranche B Revolving Loans shall at no time exceed the Aggregate Tranche B Sublimit. The Borrowers agree that if at any time any such excess shall arise, the applicable Borrower(s) shall immediately pay to the Agent (or deposit into the Letter of Credit Collateral Account, to the extent that all Loans have been fully repaid) the amount necessary to eliminate such excess, without presentment, demand, protest or notice of any kind from the Agent or any Lender, all of which the Borrowers each hereby expressly waive. The Borrowers acknowledge that the Aggregate Commitment is less than the sum of the Aggregate Tranche A Sublimit and the Aggregate Tranche B Sublimit and that consequently the Borrowers may be in violation of clause (a) without being in violation of clauses (b) and (c), in which case, Astec shall immediately pay to the Agent (or deposit into the Letter of Credit Collateral Account, to the extent that all Loans have been fully repaid) the amount necessary to eliminate such excess, but have the option to designate the application of payment of such excess and in absence of such designation, the payment thereof shall be applied to the Tranche A Loan Obligations.

    Loans.

      Ratable Loans; Types of Advances. Each Advance hereunder shall consist of Loans made from the several Lenders each ratably in proportion to its respective Percentage. Any reduction in the Aggregate Commitment shall reduce ratably each of the Tranche A Commitment and the Tranche B Commitment of each Lender. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the applicable Borrower in accordance with Sections 2.2.3 and 2.2.4.

      Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $100,000 (and in multiples of $100,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $100,000 (and in multiples of $100,000 if in excess thereof); provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment, subject to the limitations set forth in Section 2.1.

      Method of Selecting Types and Interest Periods for New Advances. The applicable Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable to each Advance from time to time. The applicable Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 11:00 a.m. (Chicago time) on the same Business Day as the Borrowing Date of each Floating Rate Advance and three (3) Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

      (a) the Borrowing Date, which shall be a Business Day, of such Advance,
      (b) the aggregate amount of such Advance,
      (c) the Type of Advance selected,
      (d) the Borrower and commitment to which such Advance applies, and
      (e) in the case of each Eurodollar Advance, the Interest Period applicable thereto.

      Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the applicable Borrower at the Agent's aforesaid address.

      Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless the applicable Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.2.2 and except as limited by Section 2.3.1(b), the applicable Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided, however, that any conversion of any Eurodollar Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The applicable Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of an Advance or continuation of a Eurodollar Advance not later than 11:00 a.m. (Chicago time) at least three (3) Business Days prior to the date of the requested conversion or continuation, specifying:

      (a) the requested date, which shall be a Business Day, of such conversion or continuation;

      (b) the aggregate amount and Type of the Advance which is to be converted or continued; and

      (c) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Advance, the duration of the Interest Period applicable thereto.

      Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.2.4 to but excluding the date it becomes due or is converted into a Eurodollar Advance pursuant to Section 2.2.4, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on any Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Advance. No Interest Period may end after the Facility Termination Date or, with respect to any Advance required to be repaid to satisfy the mandatory reduction requirements of Section 2.4.3, the date of such mandatory reduction.

      Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable in arrears (a) on each Payment Date, commencing with the first such date to occur after the date hereof, on (b) any date the Floating Rate Advance is prepaid due to acceleration and (c) at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable in arrears (x) on the last day of its applicable Interest Period, (y) on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and (z) at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest for Advances and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (Chicago time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

      Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

      Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.2.3 or 2.2.4, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to Astec (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default, the Required Lenders may, at their option, by notice to Astec (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (a) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (b) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Advance plus 2% per annum.

    Swing Line Loans.

      Making of Swing Line Loans.

        Subject to the terms and conditions of this Agreement, the Swing Line Lender agrees, at any time and from time to time on and after the Closing Date and prior to the Facility Termination Date, to make a loan or loans on a revolving basis (each, a "Swing Line Loan") to Astec, which Swing Line Loans in the aggregate shall not at any time exceed the Swing Line Limit; provided that no Swing Line Loan shall be made hereunder if, after giving effect to any Swing Line Loan and the use of proceeds thereof, (i) the aggregate outstanding balance of the Tranche A Loan Obligations would exceed the Aggregate Tranche A Sublimit or (ii) the Revolving Loan Obligations would exceed the Aggregate Commitment. Notwithstanding the foregoing, no Swing Line Loans shall be made hereunder if, after giving effect to any Swing Line Loan and the use of proceeds thereof, the aggregate outstanding principal amount of Swing Line Loans would exceed the Swing Line Limit, or to the extent that the Swing Line Limit of the Swing Line Lender would exceed the Tranche A Commitment of such Lender at such time. The Swing Line Limit shall terminate on the Facility Termination Date without further action being required on the part of the Agent or the Swing Line Lender. No more than five (5) Swing Line Loans shall be outstanding at any time.

        Swing Line Loans may, subject to the terms of this Agreement, be repaid and reborrowed. All Swing Line Loans shall be made as Floating Rate Loans and shall not be entitled to be converted into Eurodollar Loans. Swing Line Loans made on any date shall be in an aggregate minimum amount of $10,000 and integral multiples of $10,000 in excess of that amount.

        If, after giving effect to any assignment pursuant to Section 12.3 or reduction in Tranche A Commitments pursuant to the terms of this Agreement, the remaining Tranche A Commitment of the Swing Line Lender is less than the Swing Line Limit, the Swing Line Limit shall be permanently reduced by an amount equal to such difference.

        Interest accrued on each Swing Line Loan shall be payable in arrears (a) on the last Business Day of each calendar quarter, (b) on any date when a Swing Line Loan is prepaid due to acceleration and (c) on the Facility Termination Date.

        Whenever Astec desires to make a borrowing of Swing Line Loans under this Section 2.3.1, Astec shall give the Agent and the Swing Line Lender (no later than 3:30 p.m. (Chicago time) on the proposed date for such Advance) notice by telephone (confirmed promptly in writing) or notice in writing of such Advance (a "Notice of Swing Line Loan"), which shall be irrevocable and shall specify (i) the aggregate principal amount of the Swing Line Loans to be made pursuant to such Advance, (ii) the date of such Advance (which shall be a Business Day), (iii) the maturity date for such Swing Line Loan (which shall be on demand and in any event no later than seven days after the making thereof or, if earlier, the Facility Termination Date), (iv) the account to which such Advance is to be funded and (v) confirming that such Swing Line Loan shall be a Floating Rate Loan.

      Conversions of and Participations in Swing Line Loans.

        The Swing Line Lender shall, in its sole and absolute discretion, be entitled to require an Advance of Tranche A Revolving Loans hereunder, the proceeds of which shall be applied to the pro rata prepayment of all Swing Line Loans then outstanding by giving notice (by telephone promptly confirmed in writing or in writing) to the Agent, Astec and the Lenders to such effect, which notice shall set forth the aggregate outstanding principal amount of such Swing Line Loans. Upon the giving of such notice, Astec shall be deemed to have timely given a Borrowing Notice to the Agent requesting Tranche A Revolving Loans which are Floating Rate Loans on the Business Day following such notice, and the Lenders shall, on such date, make Tranche A Revolving Loans which are Floating Rate Loans in the amount of such Swing Line Loans, the proceeds of which shall be applied by the Agent to the prepayment of such Swing Line Loans; provided, however, that for the purposes solely of such Advance the conditions precedent set forth in Section 4.2 shall not be applicable. Unless Astec shall have notified the Agent and the Swing Line Lender prior to 11:00 a.m. (Chicago time) on the date which is six days following the date on which any Swing Line Loan has been made by the Swing Line Lender that Astec intends to reimburse the Swing Line Lender with funds other than the proceeds of Tranche A Revolving Loans, the Agent shall give such notice on behalf of the Swing Line Lender.

        Upon the giving of notice to the Agent and each Lender by the Swing Line Lender in its sole and absolute discretion, any deemed Borrowing Notice given under this Section 2.3.2 pursuant to which no Advance has been made shall be deemed cancelled and each Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Swing Line Lender a participation in Swing Line Loans made by the Swing Line Lender in an aggregate outstanding principal amount equal to such Lender's Percentage of such Swing Line Loans, and shall make available to the Swing Line Lender an amount equal to its respective participation in the Swing Line Lender's Swing Line Loans in immediately available funds, at the office of the Swing Line Lender specified by notice to the Agent and each Lender in such notice, not later than 1:00 p.m. (Chicago time) on the second Business Day after the giving of such notice. In the event that any Lender fails to make available to the Swing Line Lender the amount of such Lender's participation as provided in this Section 2.3.2(b), the Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Effective Rate for three (3) Business Days and thereafter at the Floating Rate, and the Swing Line Lender shall, until such time as all such amounts have been paid, be deemed to have outstanding a Swing Line Loan in the amount of such unpaid participation for all purposes of this Agreement other than those provisions requiring Lenders to purchase an interest therein. The Swing Line Lender shall distribute to each other Lender which has paid all amounts payable by it under this Section 2.3.2(b) with respect to Swing Line Loans made by the Swing Line Lender such other Lender's Percentage of all payments received by the Swing Line Lender in respect of such Swing Line Loans when such payments are received.

        The obligations of the Lenders under Section 2.3.2(b) above shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the fact that a Default or Unmatured Default shall have occurred and be continuing or any other circumstance or happening whatsoever.

    Fees; Reductions and Increases in Aggregate Commitment.

      Fees.

        Commitment Fees. The Borrowers agree to pay to the Agent for the account of each Lender in accordance with their Percentage a commitment fee (the "Commitment Fee") for each day accruing at a rate per annum equal to the Applicable Margin (determined for the Commitment Fee in accordance with the definition of Applicable Margin) on the daily unused portion of such Lender's Revolving Commitment from the Closing Date to and including the Facility Termination Date, payable in arrears on each Payment Date hereafter and on the Facility Termination Date. For the purpose of calculating the Commitment Fee, Swing Line Loans shall be considered usage of the Swing Line Lender's Tranche A Commitment. All accrued Commitment Fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.

        Agent's Fees. The Borrower agrees to pay to the Agent, for its own account, the fees agreed to by the Borrower in that certain letter agreement dated July 31, 2001, or as otherwise agreed from time to time.

      Voluntary Reductions; Prepayments; Increases.

        The Borrowers may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof, upon at least one (1) Business Day's written notice to the Agent, which notice shall specify the amount of any such reduction; provided, however, that (a) the amount of the Aggregate Commitment may not be reduced below the Revolving Loan Obligations at such time, (b) the Tranche A Commitment may not be reduced below the Tranche A Loan Obligations at such time and (c) the Tranche B Commitment may not be reduced below the Tranche B Revolving Loans at such time. Any reduction of the Aggregate Commitment shall automatically reduce, at the option of the Borrowers, either the Aggregate Tranche A Sublimit or the Aggregate Tranche B Sublimit (or a combination thereof) as designated by Astec, or in absence of such designation, such reduction shall reduce ratably the Aggregate Tranche A Sublimit and the Aggregate Tranche B Sublimit. The Borrowers may from time to time prepay, without penalty or premium, all of its outstanding Floating Rate Advances, or, in a minimum aggregate amount of $100,000, any portion of its outstanding Floating Rate Advances upon notice to the Agent prior to 10:00 a.m. (Chicago time) on the proposed date for such prepayment. A Eurodollar Advance may not be paid prior to the last day of the applicable Interest Period, unless, at the time of such payment, (a) the applicable Borrower has given the Agent three (3) Business Days' prior written notice of such prepayment, (b) such prepayment is in a minimum amount of $1,000,000 or in integral multiples of $500,000 in excess thereof and (c) the applicable Borrower pays to the Agent pursuant to Section 3.5 below all losses and costs incurred by the Lenders as the result of such payment. Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrowers on the Facility Termination Date.

        The Borrowers may, with the consent of each Lender, on up to two occasions, seek to increase the Aggregate Commitment by up to an aggregate amount of $50,000,000 (resulting in a maximum Aggregate Commitment of $175,000,000) upon at least three (3) Business Days' written notice to the Agent, which notice shall specify the amount of any such increase and shall be delivered at a time when no Default or Unmatured Default has occurred and is continuing. Any increase in the Aggregate Commitment shall be allocated to the Aggregate Tranche A Sublimit. The Borrowers may, after giving such notice, offer the increase (which may be declined by any Lender in its sole discretion) in the Aggregate Commitment on either a ratable basis to the Lenders or on a non pro-rata basis to one or more Lenders and/or to other banks or entities reasonably acceptable to the Agent. No increase in the Aggregate Commitment shall become effective until the existing or new Lenders extending such incremental Commitment amount and the Borrowers shall have delivered to the Agent a document in form reasonably satisfactory to the Agent pursuant to which any such existing Lender states the amount of its Commitment increase, any such new Lender states its Commitment amount and agrees to assume and accept the obligations and rights of a Lender hereunder and the Borrowers accept such incremental Commitments. The Lenders (new or existing) shall accept an assignment from the existing Lenders, and the existing Lenders shall make an assignment to the new or existing Lender accepting a new or increased Revolving Commitment, of an interest in each then outstanding Advance such that, after giving effect thereto, all Advances are held ratably by the Lenders in proportion to their respective Revolving Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and Commitment Fees. The Borrowers shall make any payments under Section 3.5 resulting from such assignments.

      Mandatory Reductions in Aggregate Commitment.

        Sale of Assets. On each date after the Closing Date on which any Credit Party receives any Net Available Proceeds in respect of any Asset Disposition, the Aggregate Commitment shall automatically be permanently reduced in an amount equal to one hundred percent (100%) of the Net Available Proceeds of such Asset Disposition; provided, that with respect to no more than $20,000,000 in the aggregate of such Net Sale Proceeds in any fiscal year of Astec, the Net Available Proceeds therefrom shall not be required to be so applied on such date to the extent that no Default or Unmatured Default then exists at the time of receipt of such proceeds and Borrowers deliver a certificate to Agent stating that such Net Available Proceeds shall be used or contractually committed to be used to purchase fixed assets used or to be used in the Borrower's business within 365 days following the date of such Asset Disposition (which certificate shall set forth the estimates of the proceeds to be so expended), provided, further, that (1) if all or any portion of such Net Sale Proceeds not so applied to the repayment of Loans are not so used (or contractually committed to be used) within such 365 day period, the Aggregate Commitment shall be permanently reduced in an amount equal to such remaining portion on the last day of such 365 day period as provided above in this Section 2.4.3(a) and (2) if all or any portion of such Net Available Proceeds are not required to be applied on the 365th day referred to above because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used, then the Aggregate Commitment shall be permanently reduced in an amount equal to such remaining portion on the date of such termination or expiration as provided in this Section 2.4.3(a).

        Issuance of Debt. On each date after the Closing Date on which any Credit Party incurs, or issues any instruments relating to, any Indebtedness (other than Indebtedness borrowed by the Borrowers under this Agreement or permitted to be borrowed by any Credit Party pursuant to Section 6.11 of this Agreement), the Aggregate Commitment shall be automatically and permanently reduced in an amount equal to one hundred percent (100%) of the cash proceeds realized therefrom, in each case net of underwriting discounts, commissions and other reasonable costs and expenses directly attributable to such incurrence or issuance.

        Issuance of Equity. On each date after the Closing Date on which any Credit Party issues and sells any common stock, preferred stock, warrant or other equity securities of any Credit Party to any Person other than another Credit Party, the Aggregate Commitment shall be automatically and permanently reduced in an amount equal to fifty percent (50%) of the cash proceeds (other than up to $10,000,000 of cash proceeds in any fiscal year from the exercise of employee and director stock options of a Credit Party issued in the ordinary course of business in favor of employees, officers or directors) realized therefrom ("Equity Proceeds"), in each case net of any brokerage commissions and any other reasonable costs or expenses directly attributable to such issuance.

        Application of Mandatory Prepayments. The Aggregate Commitment shall be reduced by the full amount required in Sections 2.4.3(a), (b) and (c) even if there are not sufficient Loans outstanding for such amount to be applied as a prepayment. All proceeds to be applied to reduce the outstanding Loans and the Aggregate Commitment under Sections 2.4.3(a), (b) and (c) above shall be applied (i) to Tranche A Revolving Loans (and reduction of the Aggregate Tranche A Sublimit) in the case of sales of assets, issuance of debt or issuance of equity by any Credit Party (other than AFS), and (ii) to Tranche B Revolving Loans (and the reduction of Aggregate Tranche B Sublimit) in the case of sales of assets, issuance of debt or issuance of equity by AFS. Any reduction of the Aggregate Tranche A Sublimit or the Aggregate Tranche B Sublimit shall automatically reduce the Aggregate Commitment by the same amount.

        Permitted Transactions. Nothing in this Section 2.4 shall be construed to constitute the Required Lenders' consent to any transaction referred to in Section 2.4 above which is not expressly permitted by the terms of this Agreement.

      Mandatory Reduction of Tranche B Loans. If at anytime the Tranche B Revolving Loans exceed the Tranche B Borrowing Base, AFS shall immediately pay to the Agent the amount necessary to eliminate such excess, which amount shall be applied to the outstanding Tranche B Revolving Loans.

    Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to Astec, by noon (Chicago time) on the date when due and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge any account of the Borrowers maintained with Bank One for each payment of principal, interest and fees as it becomes due hereunder.

    Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Notes; provided, however, that the failure to so record (or any error in such recording) shall not affect the Borrowers' obligations under each such Note. The Borrowers hereby authorize the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrowers. Each Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by one of its Authorized Officers. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

    Lending Installations. Each Lender may book its Loans and participations in Facility Letters of Credit and Swing Line Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Agent and Astec, designate a Lending Installation through which Loans will be made and participations in Facility Letters of Credit and Swing Line Loans purchased by it and for whose account Loan payments are to be made.

    Non-Receipt of Funds by the Agent. Unless a Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (a) in the case of a Lender, the proceeds of a Loan or a payment under Section 2.11.5(b) or (b) in the case of a Borrower, a payment of principal, interest, fees or Reimbursement Obligations to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three (3) days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan or Reimbursement Obligation or if no such interest rate is specified, at the Floating Rate.

    [Intentionally Omitted].

    Application of Payments. The Borrowers irrevocably waive the right to direct the application of payments and collections received by the Agent for the account of any of the Lenders from or on behalf of the Borrowers, and the Borrowers agree that the Agent and the Lenders shall have the continuing exclusive right to apply and reapply any and all such payments and collections against the Obligations in such manner as the Agent and the Lenders may deem appropriate, notwithstanding any entry by the Agent or any of the Lenders upon any of its respective books and records; provided, however, that so long as the Borrowers are not delinquent in the payment to the Agent or any Lender of any amounts (including principal, interest and fees) owing under the Loans, this Agreement and any of the other Loan Documents, nothing contained herein shall limit a Borrower's rights under Section 2.2.4 above. To the extent that a Borrower makes a payment or payments to the Agent for the account of any of the Lenders, which payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment received, the Obligations or part thereof intended to be satisfied shall be revived and shall continue in full force and effect, as if such payments had not been received by the Agent for the account of any of the Lenders.

    Facility Letters of Credit.

      Obligation to Issue. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrowers herein set forth, the Issuer hereby agrees to issue upon the request of and for the account of Astec, through such of the Issuer's Lending Installations or Affiliates as the Issuer and Astec may jointly agree, one or more Facility Letters of Credit in accordance with this Section 2.11, from time to time during the period, commencing on the Closing Date and ending on the fifth Business Day prior to the Facility Termination Date.

      Conditions for Issuance. In addition to being subject to the satisfaction of the conditions contained in Section 4.2, the obligation of the Issuer to issue any Facility Letter of Credit is subject to the satisfaction in full of the following conditions:

      (a) the aggregate maximum amount then available for drawing under Facility Letters of Credit issued by the Issuer, after giving effect to the Facility Letter of Credit requested hereunder, shall not exceed (i) any limit imposed by law or regulation upon the Issuer or (ii) the Facility Letter of Credit Limit;

      (b) after giving effect to the requested issuance of any Facility Letter of Credit, (i) the Tranche A Loan Obligations shall not exceed the Aggregate Tranche A Sublimit and (ii) the Revolving Loan Obligations shall not exceed the Aggregate Commitment;

      (c) the requested Facility Letter of Credit has an expiration date not later than each of (i) one year after the date of issuance and (ii) the fifth Business Day prior to the Facility Termination Date; provided that any Facility Letter of Credit that expires on the day one year after the date of issuance may provide for the renewal thereof for additional one year periods which shall in no event extend beyond the date referred to in clause (ii) above;

      (d) if required by the Issuer, Astec shall have delivered to the Issuer, at such times and in such manner as the Issuer may reasonably prescribe, a Reimbursement Agreement and such other documents and materials as may be required by the Issuer pursuant to the terms of the proposed Facility Letter of Credit and the proposed Facility Letter of Credit shall be satisfactory to the Issuer as to form and content and shall be consistent with the Issuer's ordinary practice with respect to terms of its letters of credit; and

      (e) as of the date of issuance, no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain the Issuer from issuing the Facility Letter of Credit and no law, rule or regulation applicable to the Issuer and no request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuer shall prohibit or request that the Issuer refrain from the issuance of Letters of Credit generally or the issuance of that Facility Letter of Credit.

      Procedure for Issuance of Facility Letters of Credit.

      (a) Astec shall give the Issuer three (3) Business Days' prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement. Such notice (the "LC Issuance Request") shall be on such standard form as may be prescribed by the Issuer, shall be irrevocable and shall specify (i) the stated amount of the Facility Letter of Credit requested, (ii) the effective date (which day shall be a Business Day) of issuance of such requested Facility Letter of Credit, (iii) the date on which such requested Facility Letter of Credit is to expire (which date shall be a Business Day and shall in no event be later than the date described in Section 2.11.2(c)), (iv) the purpose for which such Facility Letter of Credit is to be issued, (v) the Person for whose benefit the requested Facility Letter of Credit is to be issued, (vi) the amount of Facility Letter of Credit Obligations and Obligations then outstanding, (vii) the then unused portions of the Aggregate Commitment and the Aggregate Tranche A Sublimit and (viii) the terms on which the Facility Letter of Credit is to be issued. At the time such LC Issuance Request is delivered, Astec shall also provide the Issuer with a copy of the form of the Facility Letter of Credit it is requesting be issued. The Issuer shall promptly forward to the Agent and the Lenders a copy of the LC Issuance Request.

      (b) Subject to the terms and conditions of this Section 2.11.3 and provided that the applicable conditions set forth in Sections 4.2 and 2.11.2 hereof have been satisfied, the Issuer shall, on the requested date, issue a Facility Letter of Credit on behalf of Astec in accordance with the Issuer's usual and customary business practices.

      (c) The Issuer shall not extend or amend any Facility Letter of Credit unless the requirements of this Section 2.11.3 are met as though a new Facility Letter of Credit was being requested and issued.

      Reimbursement Obligations.

      (a) Notwithstanding any provisions to the contrary in any Reimbursement Agreement:

      (i) Astec shall reimburse the Issuer for drawings under a Facility Letter of Credit issued by it no later than the earlier of (1) the time specified in such Reimbursement Agreement and (2) three (3) Business Days after the payment by the Issuer of such drawing; and

      (ii) any Reimbursement Obligation with respect to any Facility Letter of Credit shall bear interest from the date of the relevant drawing under the pertinent Facility Letter of Credit at the higher of the interest rate (1) specified in the applicable Reimbursement Agreement with respect to such amount, and (2) for past due Floating Rate Loans calculated in accordance with Section 2.2.8 above.

      (b) Astec agrees to pay to the Agent the amount of all Reimbursement Obligations, interest and other amounts payable to the Agent under or in connection with such Facility Letter of Credit immediately when due, irrespective of any claim, set-off, defense or other right which Astec or any Subsidiary or Affiliate of Astec may have at any time against the Issuer or any other Person, under all circumstances, including, without limitation, any of the following circumstances:

      (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

      (ii) the existence of any claim, setoff, defense or other right which Astec or any Subsidiary or Affiliate of Astec may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Issuer, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between Astec, or any Subsidiary or Affiliate of Astec and the beneficiary named in any Facility Letter of Credit);

      (iii) any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect (except to the extent any such invalidity or insufficiency is found in a final judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent);

      (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; and

      (v) the occurrence of any Default or Unmatured Default.

      Participation.

      (a) Immediately upon issuance by the Issuer of any Facility Letter of Credit in accordance with the procedures set forth in Section 2.11.3, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuer, without recourse or warranty, an undivided interest and participation equal to its Percentage of such Facility Letter of Credit (including, without limitation, all obligations of Astec with respect thereto) and any security therefor or guaranty pertaining thereto.

      (b) In the event that the Issuer makes any payment under any Facility Letter of Credit and Astec shall not have repaid such amount to the Issuer pursuant to Section 2.11.4, the Issuer shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Agent for the account of the Issuer the amount of such Lender's Percentage of the unreimbursed amount of any such payment. If any Lender fails to make available to the Issuer any amounts due to the Issuer pursuant to this Section 2.11.5(b), the Issuer shall be entitled to recover such amount, together with interest thereon at the Federal Funds Effective Rate, for the first three (3) Business Days after such Lender receives such notice and thereafter, at the Floating Rate, payable (i) on demand, (ii) by setoff against any payments made to the Issuer for the account of such Lender or (iii) by payment to the Issuer by the Agent of amounts otherwise payable to such Lender under this Agreement. The failure of any Lender to make available to the Agent its Percentage of the unreimbursed amount of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Agent its Percentage of the unreimbursed amount of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Agent its Percentage of the unreimbursed amount of any payment on the date such payment is to be made.

      (c) Whenever the Issuer or the Agent receives a payment on account of a Reimbursement Obligation, including any interest thereon, it shall promptly pay to each Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Lender's Percentage thereof.

      (d) The obligations of a Lender to make payments to the Agent with respect to a Facility Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set-off, qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

      (e) In the event any payment by Astec or any Subsidiary or Affiliate of Astec received by the Issuer or the Agent with respect to a Facility Letter of Credit and distributed by the Issuer or the Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the Issuer or the Agent in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by the Issuer or the Agent, contribute such Lender's Percentage of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuer or the Agent upon the amount required to be repaid by it.

      Compensation for Facility Letters of Credit. Astec shall pay letter of credit fees with respect to each Facility Letter of Credit equal to (a) a rate per annum equal to 0.125% of the face amount of such Facility Letter of Credit, payable to the Issuer on the date when such Facility Letter of Credit is issued (the "Issuer Fronting Fee"), and (b) (i) the applicable rate per annum set forth in the "Letter of Credit Fee" row in the grid found in the definition of Applicable Margin, times (ii) the face amount of such Facility Letter of Credit, payable to the Agent for the account of the Lenders (including the Issuer), in each case payable in arrears on each Payment Date. In addition to the foregoing, Astec shall pay to the Issuer any other processing, issuance, amendment and other similar fees customarily charged by it in respect of Facility Letters of Credit issued by it, including, without limitation, customary fees charged by it in connection with commercial Facility Letters of Credit, together with the Issuer's out-of-pocket costs of issuing and servicing Facility Letters of Credit. Notwithstanding anything to the contrary contained in Section 2.4(b) of the Trencor LC Agreement, the Letter of Credit Fees described therein shall be calculated as described in this Section 2.11.6. All other fees described in Section 2.4 of the Trencor LC Agreement shall remain unchanged.

      Letter of Credit Collateral Account. Astec agrees that it will, until the final expiration date of any Facility Letter of Credit and thereafter as long as any amount is payable to the Lenders in respect of any Facility Letter of Credit, maintain a special collateral account (the "Letter of Credit Collateral Account") at the Agent's office at the address specified pursuant to Article XIII, in the name of Astec but under the sole dominion and control of the Agent, for the benefit of the Lenders and in which Astec shall have no interest other than as set forth in Section 8.1. The Agent will invest any funds on deposit from time to time in the Letter of Credit Collateral Account in certificates of deposit of the Agent having a maturity not exceeding thirty (30) days. Nothing in this Section 2.11.7 shall either obligate the Agent to require Astec to deposit any funds in the Letter of Credit Collateral Account or limit the right of the Agent to release any funds held in the Letter of Credit Collateral Account other than as required by Section 8.1.

      Nature of Obligations.

      (a) In addition to amounts payable as elsewhere provided in this Section 2.11, Astec hereby agrees to protect, indemnify, pay and save the Issuer, the Agent and the Lenders harmless from and against any and all loss, liability, damage and expense (including attorneys' fees and expenses) which the Issuer, the Agent or the Lenders may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of a Facility Letter of Credit, other than as a result of the Issuer, the Agent or the Lenders' gross negligence or willful misconduct, or (ii) the failure of the Issuer to honor a drawing under such Facility Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto governmental authority.

      (b) As among Astec, the Issuer, the Agent and the Lenders, Astec assumes all risks of the acts and omissions of, or misuse of the Facility Letters of Credit by, the respective beneficiaries of the Facility Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuer, the Agent and the Lenders shall not be responsible for (i) the forms, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Facility Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Facility Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of a Facility Letter of Credit to comply fully with conditions required in order to draw upon such Facility Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms; (vi) misapplication by the beneficiary of a Facility Letter of Credit of the proceeds of any drawing under such Facility Letter of Credit; (viii) any consequences arising from causes beyond the control of the Issuer, the Agent or the Lenders, except in each case caused solely by the gross negligence or willful misconduct of the Issuer, the Agent or the Lenders.

      (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuer, the Agent or any Lender under or in connection with the Facility Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put the Issuer, the Agent or such Lender under any resulting liability to Astec or relieve Astec of any of its obligations hereunder to the Issuer, the Agent or any Lender.

      Existing Letters of Credit. The Trencor Letter of Credit, the KPI Letter of Credit and each letter of credit listed on Schedule 2.11.9 shall be deemed a Facility Letter of Credit under this Agreement and shall count against the Facility Letter of Credit Limit, and the Issuer shall be deemed for all purposes of this Agreement to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuer, a participation interest equal to its Percentage of the face amount of the Trencor Letter of Credit, the KPI Letter of Credit and each letter of credit listed on Schedule 2.11.9 and the related Facility Letter of Credit Obligations. Except as provided in Section 2.11.6 above, the terms and conditions (including the provisions relating to reimbursements for drawings) of the Trencor LC Agreement shall govern the Trencor Letter of Credit. Astec agrees that this Agreement shall be the "Credit Agreement" defined in the Trencor LC Agreement for all purposes from and after the Original Closing Date. Bank One hereby agrees that, during the term of this Agreement and any extensions or renewals hereof, the Trencor Letter of Credit will be extended or renewed upon request of Astec and Trencor, Inc.; provided, however, that Astec and Trencor, Inc. have satisfied and complied with the terms and conditions for extension and renewal contained herein and in the Trencor LC Agreement.

  TAXES; YIELD PROTECTION

    Taxes. (i) All payments by the Borrowers to or for the account of any Lender or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.1) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) such Borrower shall make such deductions, (c) such Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) such Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.

    (ii) In addition, the Borrowers hereby agree to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note ("Other Taxes").

    (iii) The Borrowers hereby agree to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.1) paid by the Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty (30) days of the date the Agent or such Lender makes demand therefor pursuant to Section 3.6.

    (iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, not more than ten (10) Business Days after the date of this Agreement, (i) deliver to each of Astec and the Agent two (2) duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of Astec and the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of Astec and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by Astec or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises Astec and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

    (v) For any period during which a Non-U.S. Lender has failed to provide Astec with an appropriate form pursuant to clause (iv) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv) above, the Borrowers shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

    (vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrowers (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

    (vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Section 3.1(vii) shall survive the payment of the Obligations and termination of this Agreement.

    Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

    (i) subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Loans or Facility Letters of Credit (or participations therein), or

    (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

    (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurodollar Loans or Facility Letters of Credit (or participations therein) or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurodollar Loans or in connection with Facility Letters of Credit (or participations therein), or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Loans held, Facility Letters of Credit issued or participated in, or interest received, by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Eurodollar Loans or Revolving Commitment or of issuing or participating in Facility Letters of Credit or to reduce the return received by such Lender or applicable Lending Installation in connection with such Eurodollar Loans, Revolving Commitment or Facility Letters of Credit, then, within fifteen (15) days of demand by such Lender, the Borrowers shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

    Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within fifteen (15) days of demand by such Lender, the Borrowers shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans, its Revolving Commitment or its Facility Letters of Credit (or participations therein) (after taking into account such Lender's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

    Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.5.

    Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by a Borrower for any reason other than default by the Lenders, such Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

    Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrowers to such Lender under Sections 3.1, 3.2 and 3.3 or to avoid the unavailability of Eurodollar Advances under Section 3.4, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to Astec (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.3 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by Astec of such written statement. The obligations of the Borrowers under Sections 3.1, 3.2, 3.3 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

  CONDITIONS PRECEDENT

    Initial Credit Extension. The Lenders shall not be required to make the initial Credit Extension hereunder and this Agreement shall not become effective unless the Borrowers have furnished to the Agent with sufficient copies for the Lenders the following items (and the date upon which all such items shall have been so furnished is referred to as the "Closing Date"):

        Copies of the articles of incorporation together with all amendments thereto, and a certificate of good standing of each of the Borrowers, all certified by the appropriate governmental officer in each Borrower's jurisdiction of incorporation.

        Copies certified by the Secretary or Assistant Secretary of each Borrower, of their respective by-laws and of their respective Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Agent) authorizing the execution, delivery and performance of the Loan Documents to which such Borrower is a party.

        An incumbency certificate, executed by the Secretary or Assistant Secretary of each Borrower, which shall identify by name and title and bear the signature of the officers of each Borrower authorized to sign the Loan Documents to which such Borrower is a party and to make borrowings hereunder, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by Astec.

        A certificate, signed by the Chief Financial Officer of Astec, stating that on the initial Borrowing Date, the representations and warranties contained in this Agreement are true and correct and that no Default or Unmatured Default has occurred and is continuing.

        A written opinion of counsel for the Borrowers, in substantially the form of Exhibit C-1 hereto and of special Canadian counsel to Astec, in substantially the form of Exhibit C-2 hereto, in each case addressed to the Agent and the Lenders.

        Notes payable to the order of each Lender duly executed by the applicable Borrower and a Swing Line Note payable to the order of the Swing Line Lender duly executed by Astec.

        The Pledge Agreement duly executed by Astec, together with certificates representing the capital stock pledged pursuant thereto and customary duly executed blank stock powers with respect thereto.

        A UCC-3 termination statement for filing with the Secretary of State of Tennessee releasing Bank One's interest in the Collateral as granted pursuant to the terms of the Prior Credit Agreement.

        A UCC-1 financing statement suitable for filing with the Secretary of State of Tennessee showing Astec as a debtor and the Collateral Agent as secured party covering the Collateral.

        Evidence that Astec shall have paid all fees, costs and expenses required to be paid by it pursuant to Section 9.7 hereof and for which an invoice has been submitted to it.

        The insurance certificate described in Section 5.23.

        Executed copies of the Note Purchase Agreements, the Pledge Agreement and such other documents executed in connection with the Senior Notes as the Agent, Lenders or their counsel may reasonably request.

        Evidence that on the Closing Date, the Borrowers have repaid all Tranche A Revolving Loans (as defined in the Prior Credit Agreement) and Tranche B Revolving Loans (as defined in the Prior Credit Agreement) outstanding under the Prior Credit Agreement, together with accrued and unpaid interest thereon and all amounts required to be paid pursuant to Section 3.5 of the Prior Credit Agreement in connection with the repayment of such Tranche A Revolving Loans and Tranche B Revolving Loans on the Closing Date and the Aggregate Commitment under the Prior Credit Agreement shall have been terminated and all Liens thereunder released.

        Such other documents as the Lenders or their counsel may have reasonably requested.

    Each Credit Extension. The Lenders shall not be required to make any Credit Extension and the Issuer shall not be required to issue any Facility Letter of Credit, and the Swing Line Lender shall not be required to required to make any Swing Line Loan, unless on the applicable Credit Extension Date:

  (a) There exists no Default or Unmatured Default.

  (b) The representations and warranties contained in Article V of this Agreement and in Section 3 of the Pledge Agreement are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.

  (c) All legal matters incident to the making of such Credit Extension shall be satisfactory to the Lenders and their counsel.

  Each Borrowing Notice or LC Issuance Request or Notice of Swing Line Loan with respect to each such Credit Extension shall constitute a representation and warranty by the Borrowers that the conditions contained in Sections 4.2(a) and (b) have been satisfied. The Agent may require a duly completed Compliance Certificate as a condition to making a Credit Extension.

  REPRESENTATIONS AND WARRANTIES OF THE BORROWERS

  The Borrowers jointly and severally represent and warrant to the Lenders that:

    Corporate Existence and Standing. Each Credit Party is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority, including all licenses, registrations, permits, franchises, patents, copyrights, trademarks, tradenames, consents and approvals, to own its property and assets and consummate the transactions contemplated hereby and to conduct its business, and is qualified to do business and is in good standing or otherwise authorized to conduct business in each jurisdiction in which its business is conducted and where such qualification is necessary.

    Authorization and Validity. Each Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Borrower of the Loan Documents to which it is a party and the performance of its obligations hereunder and thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which it is a party constitute legal, valid and binding obligations of each Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

    No Conflict; Government Consent. Neither the execution and delivery by either Borrower of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on any Credit Party or any Credit Party's articles of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which any Credit Party is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of any Credit Party pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

    Financial Statements. The December 31, 2000 consolidated financial statements of the Credit Parties heretofore delivered to the Agent and the Lenders were prepared in accordance with Agreement Accounting Principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Credit Parties at such date and the consolidated results of their operations for the period then ended. All financial projections will be prepared by the Borrowers in good faith, based upon information and assumptions reasonably believed to be sound and accurate and represent reasonable forecasts of the Credit Parties' future operations and financial performance.

    Material Adverse Change. Since December 31, 2000, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Credit Parties, which could have a Material Adverse Effect.

    Taxes. Each Credit Party has filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by any Credit Party, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of each Credit Party in respect of any taxes or other governmental charges are adequate.

    Litigation and Contingent Obligations. Except as listed on Schedule 5.7 hereto, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the best knowledge of any of their officers, threatened against or affecting any Credit Party which could have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extension. Other than any liability incident to such litigation, arbitration or proceedings, no Credit Party has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

    Subsidiaries and Affiliates. Schedule 5.8 hereto contains an accurate and complete list of all presently existing Subsidiaries of Astec setting forth their respective jurisdictions of incorporation or organization and the percentage of their respective capital stock or other ownership interests owned by Astec or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries are free from Liens (except for the Lien of the Pledge Agreement) and have been duly authorized and issued and are fully paid and non-assessable. All of such Subsidiaries (including AFS) are Wholly-Owned Subsidiaries. AFS has no Subsidiaries.

    ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $5,000,000. No Credit Party nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $1,000,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, no Credit Party nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan. Each foreign employee benefit plan sponsored or maintained by any Credit Party or any other member of the Controlled Group, or with respect to which any Credit Party or any other member of the Controlled Group has any material liability (a "Foreign Plan"), is in compliance in all material respects with all applicable laws. No Credit Party or any other member of the Controlled Group has incurred or expects to incur any liability with respect to a Foreign Plan which could have a Material Adverse Effect.

    Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of any Credit Party to the Agent or the Lenders for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of any Credit Party to the Agent or the Lenders will be, true and accurate (taken as a whole) on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time.

    Regulation U. No Credit Party is engaged principally, or as one of its important activities, in the business of purchasing or carrying margin stock (as defined in Regulation U) ("Margin Stock"). Neither the Loans nor any of the proceeds thereof, are for the purpose, whether immediate, incidental or ultimate of (a) buying or carrying Margin Stock, or (b) extending credit to others for the purpose of buying or carrying Margin Stock, or (c) refunding indebtedness originally incurred for such purpose, or for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations of the Board of Governors of the Federal Reserve System, including Regulation U. Both before and after giving effect to any stock repurchases permitted by Section 6.10, Margin Stock constitutes less than twenty-five percent (25%) of the value of those assets of all Credit Parties which are subject to any limitation on sale, pledge or other restriction hereunder.

    Material Agreements. No Credit Party is a party to any agreement or instrument or subject to any charter or other corporate restriction which could have a Material Adverse Effect. No Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness, including, without limitation, Contingent Obligations.

    Compliance With Laws. Each Credit Party has complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Properties, including, without limitation, Environmental Laws and ERISA. No Credit Party has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable foreign, federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a Release of any Hazardous Materials into the environment, which non-compliance or remedial action could have a Material Adverse Effect.

    Environmental Warranties. Except as set forth on Schedule 5.14 hereto:

    (a) all facilities and property (including underlying groundwater) owned or leased by any Credit Party has been, and continues to be, owned or leased by such entity in material compliance with all Environmental Laws;

    (b) there has been no past, and there are no pending or threatened (1) claims, complaints, notices or requests for information received by any Credit Party with respect to any alleged violation of any Environmental Law, or (ii) complaints, notices or inquiries to any Credit Party regarding potential liability under any Environmental Law which, in either case, have caused or could reasonably be expected to cause liabilities in excess of $1,000,000;

    (c) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by any Credit Party that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect;

    (d) each Credit Party has been issued and is in compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for their businesses;

    (e) no property now or previously owned or leased by any Credit Party is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;

    (f) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, at, on or under any property now or previously owned or leased by any Credit Party that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect;

    (g) no Credit Party has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against any Credit Party for any remedial work, damage to natural resources or personal injury, including, but not limited to, claims under CERCLA;

    (h) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by any Credit Party that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect; and

    (i) in the ordinary course of its business, the officers of Astec consider the effect of Environmental Laws on the business of Astec and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Credit Parties due to Environmental Laws. On the basis of this consideration, Astec has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect.

    Ownership of Properties. Except as set forth on Schedule 5.15 hereto, on the date of this Agreement, each Credit Party will have good title, free of all Liens other than those permitted by Section 6.18, to all of the Property and assets reflected in the most recent consolidated financial statements provided to the Agent as owned by them.

    Investment Company Act. No Credit Party is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

    Public Utility Holding Company Act. No Credit Party is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

    Plan Assets; Prohibited Transactions. Neither Borrower is an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor any Credit Extension gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

    Intellectual Property. Each Credit Party owns or possesses all of the patents, trademarks, service marks, trade names, copyrights and licenses necessary for the present and planned future conduct of its respective business except as set forth on Schedule 5.19.

    Solvency. (a) No Credit Party (other than Astec Export Company, Inc., a Barbados corporation, and Astec Investments, Inc., a Tennessee corporation) is insolvent and the consummation of the transactions contemplated herein will not render any Credit Party insolvent. Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Credit Extension, if any, made on the date hereof and after giving effect to the application of the proceeds of such Credit Extensions, (i) the fair value of the assets of the Credit Parties on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, whether or not subordinated, absolute, fixed or contingent, material or immaterial, liquidated or unliquidated or otherwise (taking into account, with respect to all contingent liabilities, the likelihood of such liabilities becoming actual), of the Credit Parties on a consolidated basis; (ii) the present fair saleable value of the property of the Credit Parties on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Credit Parties on a consolidated basis on their debts and other liabilities, whether or not subordinated, absolute, fixed or contingent, material or immaterial, liquidated or unliquidated or otherwise (taking into account, with respect to all contingent liabilities, the likelihood of such liabilities becoming actual), as such debts and other liabilities become absolute and matured; (iii) the Credit Parties on a consolidated basis will be able to pay their debts and liabilities, whether or not subordinated, absolute, fixed or contingent, material or immaterial, liquidated or unliquidated or otherwise (taking into account, with respect to all contingent liabilities, the likelihood of such liabilities becoming actual), as such debts and liabilities become absolute and matured; and (iv) the Credit Parties on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

    (b) The Borrowers do not intend to, or to permit any Credit Party to, and the Borrowers do not believe that they or any Credit Party will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Credit Party and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Credit Party.

    Licenses. Each Credit Party possesses adequate assets, licenses, permits, authorizations, patents, patent applications, copyrights, trademarks, trademark applications and tradenames to continue to conduct its business as heretofore conducted. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any of the foregoing which taken in isolation or when considered with all other such revocations or terminations could have a Material Adverse Effect. The Borrowers have no notice or knowledge of any fact or any past, present or threatened occurrence that could preclude or impair any Credit Party's ability to retain or obtain any authorization necessary for the operation of their respective businesses.

    Pledge Agreement. The provisions of the Pledge Agreement are effective to create, in favor of the Collateral Agent, for the benefit of itself, the Agent, the Lenders and the holders of the Senior Notes, a legal, valid and enforceable security interest in the Collateral.

    Insurance. The certificate signed by an Authorized Officer of Astec that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program carried by Astec with respect to Astec and its Subsidiaries and that has been furnished by Astec to the Agent and the Lenders, is complete and accurate. This summary includes the insurer's or insurers' name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s) and deductible(s). This summary also includes similar information, and describes any reserves, relating to any self-insurance program that is in effect.

  COVENANTS

  During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing, the Borrowers hereby jointly and severally make the following agreements for themselves and on behalf of each Credit Party.

    Financial Reporting. The Borrowers will and will cause each Credit Party to maintain a system of accounting established and administered in accordance with Agreement Accounting Principles, and furnish to the Lenders:

    (a) Within one hundred five (105) days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted principles of accounting and required or approved by Astec's independent certified public accountants) audit report certified by independent certified public accountants, acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles as in effect at such time on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and the Credit Parties including without limitation balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by (a) any management letter prepared by said accountants, (b) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof and (c) a letter from said accountants addressed to the Lenders acknowledging that such Lenders are extending credit in primary reliance on such financial statements and authorizing such reliance.

    (b) Within forty-five (45) days after the close of each of the first three quarterly periods of each of its fiscal years, for Astec, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and a statement of cash flows for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, all certified by Astec's Chief Financial Officer.

    (c) As soon as available, but in any event within sixty (60) days after the beginning of each fiscal year of Astec, a copy of the plan and forecast (including, without limitation, a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Credit Parties for such fiscal year, certified by Astec's Chief Financial Officer.

    (d) Together with the financial statements required under Sections 6.1(a) and (b), a Compliance Certificate.

    (e) Within two hundred seventy (270) days after the close of each Plan year, a statement of the Unfunded Liabilities of each Single Employer Plan.

    (f) As soon as possible and in any event within five (5) days after any Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by Astec's Chief Financial Officer, describing said Reportable Event and the action which Astec proposes to take with respect thereto.

    (g) Without limitation to Section 6.26, as soon as possible and in any event within ten (10) days after receipt by any Credit Party, a copy of (a) any notice or claim to the effect that any Credit Party is or may be liable to any Person as a result of the Release by any Credit Party, or any other Person of any Hazardous Materials into the environment, and (b) any notice alleging any violation of any Environmental Law by any Credit Party which, in either case, could reasonably be expected to have a Material Adverse Effect.

    (h) Promptly upon the furnishing thereof to the shareholders of Astec, copies of all financial statements, reports and proxy statements so furnished.

    (i) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which Astec files with the Securities and Exchange Commission or with the Federal Trade Commission.

    (j) Within 30 days after the end of each calendar month, a Borrowing Base Certificate .

    (k) Such other information (including, without limitation, non-financial information) as the Agent or any Lender may from time to time reasonably request.

    Use of Proceeds. Astec will use the proceeds of Loans made under the Tranche A Commitment (i) in the case of the initial Advance, to repay in part the Tranche A Revolving Loans (as defined in the Prior Credit Agreement) outstanding under the Prior Credit Agreement, (ii) for Acquisitions permitted by Section 6.16, and (iii) for general corporate purposes. AFS will use the proceeds of Loans under the Tranche B Commitment (a) in the case of the initial Advance, to repay in part the Tranche B Revolving Loans (as defined in the Prior Credit Agreement) outstanding under the Prior Credit Agreement, and (b) to finance Qualifying Financing Leases, Qualifying Operating Leases and Qualifying Chattel Paper. The Borrowers will not, nor will they permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any Margin Stock.

    Notice of Default. The Borrowers will, and will cause each Credit Party to, give prompt notice in writing to the Agent and the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

    Conduct of Business. The Borrowers will, and will cause each Credit Party to, (i) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, (ii) do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, and (iii) do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, registrations, authorization, permits, franchises, patents, copyrights, trademarks and tradenames material to the conduct of its business.

    Taxes. The Borrowers will, and will cause each Credit Party to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, and pay all charges for labor and materials which if unpaid might give rise to liens on such Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

    Insurance. The Borrowers will, and will cause each Credit Party to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, including, without limitation, casualty, liability and worker's compensation insurance, and each Borrower will furnish to any Lender upon request full information as to the insurance carried by it and each Credit Party. All such insurance policies shall contain provisions providing that the insurance shall not be cancelable except on thirty (30) days' prior notice to the Lenders.

    Compliance with Laws. The Borrowers will, and will cause each Credit Party to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, including, without limitation, Environmental Laws, ERISA and laws and regulations governing Foreign Plans.

    Maintenance of Properties. The Borrowers will, and will cause each Credit Party to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

    Inspection. The Borrowers will, and will cause each Credit Party to, permit the Lenders, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of each Credit Party, to examine and make copies of their respective books of accounts and other financial records, and to discuss the affairs, finances and accounts of each Credit Party with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.

    Dividends. The Borrowers will not, nor will they permit any Credit Party to, declare or pay, directly or indirectly, any dividends or make any other distributions, whether in cash or property, or a combination thereof, on its capital stock or other equity interests (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock or other equity interests at any time outstanding, except that (a) any Subsidiary of Astec may declare and pay dividends to Astec or to a Wholly-Owned Subsidiary of Astec, and (b) Astec may repurchase in accordance with applicable law and Regulation U up to 1,500,000 shares of its common stock if after giving effect to such repurchase, the Borrowers are in compliance with all of the terms hereof, including, without limitation, Section 6.22.1 on a pro forma basis and Section 5.11.

    Indebtedness. The Borrowers will not, nor will they permit any Credit Party to, create, incur or suffer to exist any Indebtedness, except:

        The Credit Extensions;

        Indebtedness described in Schedule 6.11 hereto;

        Indebtedness of any Subsidiary to Astec or to any Wholly-Owned Subsidiary of Astec;

        Indebtedness incurred in the ordinary course of business with respect to customer deposits, trade payables and all other unsecured current liabilities not the result of borrowing and not evidenced by any note or any other similar instrument;

        Indebtedness assumed in connection with Acquisitions permitted by Section 6.16(i); provided, however, that any such Indebtedness assumed in connection therewith does not exceed in the aggregate $10,000,000 at any time;

        Indebtedness in respect of Rate Hedging Obligations incurred on an unsecured basis on terms and in amounts satisfactory to the Agent;

        Indebtedness in connection with industrial revenue bond financings where the Letter of Credit thereunder is issued pursuant to Section 2.11;

        Contingent Obligations permitted by Section 6.17;

        Indebtedness evidenced by the Senior Notes as in existence on the Closing Date in an aggregate principal amount not to exceed $80,000,000, as reduced by any repayments of principal thereof;

        Indebtedness in connection with Permitted Securitizations such that the aggregate outstanding principal amount of commercial paper or term notes issued in connection with all such Permitted Securitizations does not exceed $150,000,000.

        Other Indebtedness (including up to $10,000,000 of Indebtedness incurred by Credit Parties, whether guaranteed or not guaranteed by the Borrowers) not to exceed $20,000,000 at any time.

    Merger. The Borrowers will not, and will not permit any Credit Party to, consolidate with or merge with any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person (except that (x) a Securitization Subsidiary may transfer its assets in connection with a Permitted Securitization and (y) any Credit Party may merge with or into, or convey, transfer or lease substantially all of its assets to, any Borrower or any Wholly-Owned Subsidiary if (1) in any such merger or consolidation involving a Borrower, such Borrower is the survivor and (2) immediately after giving effect to any such merger, consolidation or conveyance, transfer or lease, no Default or Unmatured Default would exist) unless:

        the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of such Borrower or such Credit Party as an entirety, as the case may be, shall be a solvent corporation organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, in the case of any such transaction involving a Borrower, if such Borrower is not such successor corporation, (i) such successor corporation shall have executed and delivered to the Agent its assumption of the due and punctual performance and observance of each covenant and condition of any Loan Documents to which it is a party and (ii) shall have caused to be delivered to the Agent an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Agent, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

        immediately after giving effect to such transaction, no Default or Unmatured Default shall have occurred and be continuing.

    No such conveyance, transfer or lease of substantially all of the assets of such Borrower or such Credit Party shall have the effect of releasing such Borrower or such Credit Party or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 6.12 from its liability under any Loan Documents to which it is a party.

    Sale of Assets. The Borrowers will not, nor will they permit any Credit Party to, lease, sell or otherwise dispose of its Property to any other Person except for (a) sales of inventory in the ordinary course of business, (b) leases, sales or other dispositions of its Property that, together with all other Property of the Credit Parties previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Credit Parties and do not materially adversely affect the business or operations of the Credit Parties, (c) Permitted Recourse Lease Sales, (d) other sales by AFS of financing and operating leases (including Qualifying Operating Leases and Qualifying Financing Leases) and other chattel paper (including Qualifying Chattel Paper) on a non-recourse basis provided that the Tranche B Revolving Loans at no time exceed the Tranche B Borrowing Base and (e) sales of accounts receivable, lease receivables, notes, chattel paper and other similar property pursuant to a Permitted Securitization. Each of the Subsidiaries of Astec shall at all times be a Wholly-Owned Subsidiary of Astec.

    Sale of Accounts. Except for Permitted Recourse Lease Sales and sales pursuant to Permitted Securitizations, the Borrowers will not, nor will they permit any Credit Party to, sell or otherwise dispose of any leases or notes or accounts receivable, with recourse.

    Sale and Leaseback. The Borrowers will not, nor will they permit any Credit Party to, sell or transfer any of its Property in order to concurrently or subsequently lease as lessee such or similar Property.

    Investments and Acquisitions. The Borrowers will not, nor will they permit any Credit Party to, make or suffer to exist any Investments (including, without limitation, loans and advances to, and other Investments in, its Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

    (a) Short-term obligations of, or fully guaranteed by, the United States of America.

    (b) Commercial paper rated A-1 or better by Standard and Poor's Rating Group, a division of McGraw-Hill Corporation or P-1 or better by Moody's Investors Service, Inc.

    (c) Demand deposit accounts maintained in the ordinary course of business.

    (d) Certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000.

    (e) Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule 5.8 hereto.

    (f) Additional Investments or capital contributions in AFS, subsequent to the Closing Date not to exceed $20,000,000 in the aggregate.

    (g) Investments in (i) Securitization Subsidiaries in an aggregate amount not to exceed $5,000,000, (b) captive insurance companies of the Borrowers in an aggregate amount not to exceed $6,000,000 and (iii) other domestic Wholly-Owned Subsidiaries of Astec, other than AFS.

    (h) Such other Investments, subject to the reasonable approval of the Required Lenders.

    (i) Permitted Acquisitions by Astec; provided, however, that (i) the aggregate purchase price (including any portion thereof that is deferred) of such Acquisitions, including consideration in the form of cash, cash equivalents and common stock and assumed Indebtedness and Indebtedness paid at the time of the consummation thereof, does not exceed $60,000,000 during any one fiscal year, (ii) the aggregate purchase price (including any portion thereof that is deferred) of such Acquisitions, including consideration in the form of cash and cash equivalents only and assumed Indebtedness and Indebtedness paid at the time of the consummation thereof, does not exceed $25,000,000 during any one fiscal year, (iii) no Unmatured Default or Default has occurred and is continuing or will result therefrom and Astec submits a certificate to the Agent at the time of the consummation of each such Acquisition to such effect and certifying that the Credit Parties are and will be in compliance on a pro forma basis with the financial and other covenants hereunder after giving effect to such Acquisition, (iv) 100% of the outstanding capital stock or other equity interests in each Subsidiary acquired or formed in connection with each such Acquisition shall be and, except as permitted by Section 6.13, shall remain directly owned by Astec, and (v) the Collateral Agent, for the ratable benefit of the Agent, the Lenders and the holders of the Senior Notes, shall have, pursuant to the Pledge Agreement, a perfected first priority security interest in 100% of the capital stock or other equity interests in each Domestic Subsidiary acquired or formed in connection with each such Acquisition and 65% (or such greater percentage in which a security interest may be granted without resulting in adverse tax consequences to Astec under the Code as in effect from time to time) of each Foreign Subsidiary acquired or formed in connection with each such Acquisition, and Astec shall deliver to the Agent a supplement to Schedule A to the Pledge Agreement describing such capital stock or other equity interests, the certificates, if any, representing such capital stock or other equity interests, customary duly executed blank stock powers with respect thereto and such other documentation as the Agent shall request to effect the perfection of such security interest, together with such evidence of requisite corporate action and opinions of counsel as the Agent may reasonably request.

    Contingent Obligations. Except as permitted pursuant to Section 6.11(d), the Borrowers will not, nor will they permit any Credit Party to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (a) by endorsement of instruments for deposit or collection in the ordinary course of business, (b) the guaranty by Astec of the Obligations of AFS pursuant to Article XVI, (c) Contingent Obligations relating to Permitted Recourse Lease Sales, and (d) other Contingent Obligations to the extent that the aggregate amount of such Contingent Obligations plus the Contingent Obligations existing as permitted under clause (c) does not exceed twenty percent (20%) of the Borrowers' Consolidated Tangible Net Worth determined as of the end of the most recently ended fiscal quarter of the Borrowers for which financial statements are available.

    Liens. The Borrowers will not, nor will they permit any Credit Party to, create, incur, assume or suffer to exist any Lien in, of or on its Property (now owned or hereafter acquired) or income of any Credit Party, except:

    (a) Liens for taxes, assessments or governmental charges or levies on its Property in the ordinary course of business if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

    (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

    (c) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

    (d) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of any Credit Party.

    (e) Liens existing on the date hereof and described in Schedule 5.15 hereto.

    (f) Liens securing Indebtedness permitted under Section 6.11(e); provided, however, that such Liens encumber only assets purchased in connection with any such Acquisition and not any other Property of any Credit Party.

    (g) Liens arising under the Pledge Agreement.

    (h) Liens securing the Obligations.

    (i) Liens arising out of (i) Permitted Recourse Lease Sales or (ii) permitted sales by AFS of financing or operating leases (including Qualifying Operating Leases and Qualifying Financing Leases) or other chattel paper (including Qualifying Chattel Paper) on a non-recourse basis; provided, however, that such Liens pertain only to assets purchased in connection with such sales.

    (j) Purchase money security interests on any Property acquired or held by the Company or its Subsidiaries, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such Property; provided that (i) any such Lien attaches to such Property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction, (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property, and (iv) the principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed $10,000,000.

    (k) Liens upon assets of any Securitization Subsidiary relating to any Permitted Securitization.

    (l) Liens granted by Kolberg-Pioneer, Inc. in its assets in favor of Astec Holdings, Inc. or another Credit Party securing intercompany loans made to Kolberg-Pioneer, Inc. in connection with the Portec Acquisition.

    (m) Liens granted by Breaker Technology, Inc. and Breaker Technology, Ltd., in their respective assets in favor of Astec Holdings, Inc. or another Credit Party securing intercompany loans made to Breaker Technology, Inc. and Breaker Technology, Ltd. in connection with the acquisition of certain assets from Teledyne Industries Canada Limited and Teledyne CM Products, Inc.

    Transactions with Affiliates. The Borrowers will not, nor will they permit any Credit Party to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except Permitted Securitizations and transactions in the ordinary course of business and pursuant to the reasonable requirements of such Credit Party's and such Affiliate's business and upon fair and reasonable terms no less favorable to such Credit Party or such Affiliate than such Credit Party or such Affiliate would obtain in a comparable arms-length transaction.

    Amendments to Certain Agreements. The Borrowers will not, nor will they permit any Credit Party to, amend or waive any substantive term or provision of its certificate or articles of incorporation or by-laws, without in each case, the prior written consent of the Required Lenders.

    Financial Covenants.

      Leverage Ratio. At all times after the date hereof, the Borrowers will cause to be maintained a Leverage Ratio of not more than the following during each of the following periods, measured as of the end of each fiscal quarter during each such period.

Period	Leverage Ratio
Prior to and including January 1, 2003	3.25:1.0
January 2, 2003 and thereafter	3.0:1.0

      Consolidated Tangible Net Worth. The Borrowers will at all times cause to be maintained a minimum Consolidated Tangible Net Worth of not less than $63,500,000, plus fifty percent (50%) of positive Consolidated Net Income for each fiscal quarter of the Borrowers ending on or after September 30, 2001, plus the cash proceeds from the issuance and sale of any common stock, preferred stock, warrant or other equity securities of the Credit Parties, net of any brokerage commissions and any other reasonable costs or expenses directly attributable to such issuance.

      Rentals. The Borrowers will not, nor will they permit any Credit Party to, create, incur or suffer to exist obligations for Rentals in excess of $6,000,000 during any one fiscal year on a non-cumulative basis in the aggregate for the Credit Parties.

      Fixed Charge Coverage Ratio. The Borrowers will cause to be maintained, as at the last day of each fiscal quarter, a ratio of (a) Consolidated Net Income, minus extraordinary gains or plus extraordinary losses, plus income tax expense, plus Interest Expense (including any Interest Expense relating to commercial paper issued in connection with a Permitted Securitization even though not directly incurred by a Credit Party), plus Lease Rentals to (b) Interest Expense (including any Interest Expense relating to commercial paper issued in connection with a Permitted Securitization even though not directly incurred by a Credit Party) of the Credit Parties on a consolidated basis, plus Lease Rentals, for the four most recently ended fiscal quarters of not less than 2.0 to 1.0.

      AFS Leases. AFS shall not retain financing and operating leases (including Qualifying Financing Leases and Qualifying Operating Leases) with respect to which the aggregate residual value of the equipment leased at the end of the term of such leases exceeds in the aggregate $20,000,000 at any time.

    Fixed Asset Expenditures. The Borrowers will not, nor will they permit any Credit Party to, expend, or be committed to expend, in the acquisition of fixed assets, in excess of eight percent (8%) of Consolidated Net Revenue during any one fiscal year on a non-cumulative basis in the aggregate for the Credit Parties.

    Subordinated Indebtedness. The Borrowers will not, and will not permit any Credit Party to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness.

    Accounting Method. The Borrowers will not, and will not permit any Credit Party to, change its fiscal year or method of accounting, except as required by Agreement Accounting Principles.

    Environmental Covenant. The Borrowers will, and will cause each Credit Party to:

    (a) use and operate all of its facilities and properties in compliance with all Environmental Laws, keep all necessary environmental permits, approvals, certificates and licenses in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws;

    (b) immediately notify the Lenders and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the environmental condition of its facilities and properties or compliance with Environmental Laws, and promptly cure and have dismissed with prejudice any such actions and proceedings to the satisfaction of the Lenders; and

    (c) provide such information and certifications which any Lender may reasonably request from time to time to insure compliance with this Section 6.26.

    Litigation and Other Notices. The Borrowers will, and will cause each Credit Party to, give the Lenders prompt written notice of the following:

    (a) the issuance by any court or governmental agency or authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the making of the Advances or other Credit Extensions or the initiation of any litigation or similar proceeding seeking any such injunction, order or other restraint; and

    (b) the filing or commencement of any action, suit or proceeding against any Credit Party whether at law or in equity or by or before any court or any federal, state, municipal or other governmental agency or authority and which, if adversely determined against any Credit Party, as the case may be, is likely to (in such Borrower's reasonable judgment) result in liability in excess of $2,000,000 in the aggregate.

    Pledge of Stock of Foreign Subsidiaries. In the event that a Default or Unmatured Default has occurred and is continuing, Astec will, at the request of the Agent, grant to the Collateral Agent, for the ratable benefit of the Collateral Agent, the Agent, the Lenders and the holders of the Senior Notes, pursuant to the Pledge Agreement, a security interest in each Foreign Subsidiary's capital stock or other equity interests in which it does not then have a security interest, and will deliver to the Collateral Agent the certificates, if any, representing such capital stock or other equity interests, customary duly executed stock powers with respect thereto and such other documentation as the Collateral Agent shall request to effect such grant of a security interest and the perfection thereof, together with such evidence of requisite corporate action and opinions of counsel as the Collateral Agent may reasonably request.

    Material Subsidiaries. Effective upon any Person becoming a Material Subsidiary of Astec or any of its Subsidiaries, Astec shall, and shall cause each Domestic Subsidiary to, pledge the stock or other equity interests thereof held by it to the Collateral Agent pursuant to pledge documentation reasonably acceptable to the Collateral Agent; provided that the equity interests of Securitization Subsidiaries and a captive insurance company of the Borrowers need not be pledged at any time; provided further that, subject to Section 6.27, only 65% (or such greater percentage in which a security interest may be granted without resulting in adverse tax consequences to Astec under the Code as in effect from time to time) of the equity interests of any Foreign Subsidiary directly owned by Astec, any Domestic Subsidiary or combination thereof shall be required to be pledged. In connection with such pledge, Astec shall cause to be provided to the Collateral Agent such opinions of counsel and other documentation as the Collateral Agent shall reasonably request.

  DEFAULTS

  The occurrence of any one or more of the following events shall constitute a Default:

  7.1. Any representation or warranty made or deemed made by or on behalf of any Credit Party to the Lenders or the Agent under or in connection with this Agreement, any other Loan Document, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false or misleading on the date as of which made.

  7.2. Nonpayment of (a) principal of any Note or of any Reimbursement Obligation when due (including, without limitation, failure to make any payment required by Section 2.1.3), or (b) interest upon any Note or of any commitment fee or other obligation under any of the Loan Documents within five (5) days after the same becomes due.

  7.3. The breach by any Borrower of any of the terms or provisions of any of Sections 6.2, 6.4, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.22.1, 6.22.2, 6.22.3, 6.22.4, 6.23, 6.24 or 6.28.

  7.4. The breach by any Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within twenty (20) days after written notice from the Agent or any Lender, provided that if such breach is not capable of being cured within such twenty (20) day period, such cure period shall be extended for a period of sixty (60) additional days so long as such Borrower has diligently begun to cure such breach and diligently pursues such cure thereafter.

  7.5. Failure of any Credit Party to pay any Indebtedness, including, without limitation, the Senior Notes and any Contingent Obligation, when due; or the default by any Credit Party in the performance of any term, provision or condition contained in any agreement under which any Indebtedness, including, without limitation, any Contingent Obligation, was created or is governed, after the expiration of all applicable cure periods, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any Indebtedness of any Credit Party shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or any Credit Party shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

  7.6. Any Credit Party shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect or similar state or foreign laws, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or similar state or foreign laws, or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (f) fail to contest in good faith any appointment or proceeding described in Section 7.7.

  7.7. Without the application, approval or consent of any Credit Party, a receiver, trustee, examiner, liquidator or similar official shall be appointed for any Credit Party or any Substantial Portion of their respective Property, or a proceeding described in Section 7.6(d) shall be instituted against any Credit Party and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

  7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of any Credit Party which, when taken together with all other Property of the Credit Parties so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion of.

  7.9. Any Credit Party shall fail within thirty (30) days to pay, bond or otherwise discharge one or more (a) judgments or orders for the payment of money in excess of $500,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (b) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

  7.10. The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $5,000,000, any Reportable Event shall occur in connection with any Plan or any Credit Party or any member of the Controlled Group incurs liability under a Foreign Plan which could have a Material Adverse Effect.

  7.11. Any Credit Party or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by any Credit Party or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $500,000 or requires payments exceeding $100,000 per annum.

  7.12. Any Credit Party or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of such Credit Party and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $1,000,000.

  7.13. Any Credit Party shall be the subject of any proceeding pertaining to the release by (i) any Credit Party, (ii) any Person acting on any Credit Party's behalf or (iii) any predecessor in interest to the assets and properties of any Credit Party of Hazardous Material into the environment, or any violation of any Environmental Laws which, in either case, could have a Material Adverse Effect.

  7.14. Any Change in Control shall occur.

  7.15. The occurrence of any "default" or "event of default", as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

  7.16. Nonpayment by any Credit Party of any Rate Hedging Obligation or the breach by any Credit Party of any term, provision or condition contained in any agreement, device or arrangement giving rise to any Rate Hedging Obligation.

  7.17. The Agent shall fail to have a valid and perfected first priority security interest in all of the capital stock or other equity interests of each Subsidiary of Astec (or such lesser amount in the case of Foreign Subsidiaries as is required by this Agreement) and in all other Collateral, except as permitted by the terms of the Pledge Agreement, the Pledge Agreement shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability thereof, or Astec shall fail to comply with any of the terms or provisions of the Pledge Agreement.

  7.18. An event shall have occurred that could give rise to a Material Adverse Effect.

  7.19. The representations and warranties set forth in Section 5.18 shall at any time not be true and correct.

  7.20. Any of the Loan Documents shall cease, for any reason, to be in full force and effect, or any party to any Loan Document shall so assert.

  ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

    Acceleration.

    (a) If any Default described in Section 7.6 or 7.7 occurs with respect to any Credit Party, (i) the obligations of the Lenders to make Loans hereunder and the obligations of the Issuer to issue Facility Letters of Credit shall automatically terminate and the Obligations shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which each Borrower hereby expressly waives and without any election or action on the part of the Agent or any Lender and (ii) each Borrower will be and become thereby unconditionally obligated, without the need for demand or the necessity of any act or evidence, to deliver to the Agent, at its address specified pursuant to Article XIII, for deposit into the Letter of Credit Collateral Account, an amount (the "Collateral Shortfall Amount") equal to the excess, if any, of

    (A) 100% of the sum of the aggregate maximum amount remaining available to be drawn under the Facility Letters of Credit (assuming compliance with all conditions for drawing thereunder) issued by the Issuer and outstanding as of such time, over

    (B) the amount on deposit in the Letter of Credit Collateral Account at such time that is free and clear of all rights and claims of third parties and that has not been applied by the Lenders against the Obligations.

    (b) If any Default occurs and is continuing (other than a Default described in Section 7.6 or 7.7), (i) the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans and the obligation of the Issuer to issue Facility Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrowers hereby expressly waive and (ii) the Required Lenders may, upon notice delivered to Astec and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on Astec to deliver (and Astec will, forthwith upon demand by the Required Lenders and without necessity of further act or evidence, be and become thereby unconditionally and jointly and severally obligated to deliver), to the Agent, at its address specified pursuant to Article XIII, for deposit into the Letter of Credit Collateral Account an amount equal to the Collateral Shortfall Amount.

    (c) If at any time while any Default is continuing, the Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Agent may make demand on Astec to deliver (and Astec will, forthwith upon demand by the Agent and without necessity of further act or evidence, be and become thereby unconditionally obligated to deliver), to the Agent as additional funds to be deposited and held in the Letter of Credit Collateral Account an amount equal to such Collateral Shortfall Amount at such time.

    (d) The Agent may at any time or from time to time after funds are deposited in the Letter of Credit Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrowers to the Lenders under the Loan Documents.

    (e) At any time while any Default is continuing, neither the Borrowers nor any Person claiming on behalf of or through the Borrowers shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account. After all of the Obligations have been indefeasibly paid in full, any funds remaining in the Letter of Credit Collateral Account shall be returned by the Agent to Astec or paid to whoever may be legally entitled thereto at such time.

    (f) The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords its own property, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any Persons with respect to any such funds.

    Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender directly or indirectly affected thereby:

(a) Extend the maturity of any Loan or Note or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

(b) Reduce or extend the Reimbursement Obligations, or reduce the rate or change the time of payment of any fees related to Facility Letters of Credit or Swing Line Loans;

(c) Reduce the percentage specified in the definition of Required Lenders.

(d) Extend the Facility Termination Date, or reduce the amount or extend the payment date for the scheduled or mandatory commitment reductions or prepayments required under Sections 2.1.3 and 2.4, or increase the amount of the Revolving Commitment, the Tranche A Commitment or the Tranche B Commitment of any Lender hereunder, or permit either Borrower to assign its rights under this Agreement.

(e) Amend this Section 8.2.

      Release all or substantially all of the Collateral.

      Release Astec's guaranty found in Article XVI.

No amendment of any provision of this Agreement relating to the Agent, the Issuer or the Swing Line Lender shall be effective without the written consent of the Agent, the Issuer or the Swing Line Lender, as the case may be. The Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

    Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of any Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.

  GENERAL PROVISIONS

    Survival of Representations. All representations and warranties of the Borrowers contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to any Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

    Taxes. Any Taxes (excluding Excluded Taxes) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Borrowers, together with interest and penalties, if any.

    Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

    Entire Agreement. The Loan Documents, together with the letter agreement referred to in Section 2.4.1(b), embody the entire agreement and understanding among the Borrowers, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Agent and the Lenders relating to the subject matter thereof.

    Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.7, 9.11 and 10.10 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

    Expenses; Indemnification. The Borrowers shall reimburse the Agent and the Arranger for any and all costs, internal charges and out-of-pocket expenses (including without limitation attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification and administration of the Loan Documents. The Borrowers also agree to reimburse the Agent, the Arranger and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, the Arranger and the Lenders, which attorneys may be employees of the Agent, the Arranger or the Lenders) paid or incurred by the Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents. The Borrowers further agree to indemnify the Agent, the Arranger, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Arranger, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to (i) this Agreement, (ii) the other Loan Documents, (iii) the transactions contemplated hereby, (iv) the direct or indirect application or proposed application of the proceeds of any Loan hereunder or the use of any Facility Letter of Credit, (v) the Release of Hazardous Materials in, onto or from any Credit Party's owned or leased property and (vi) any violation of Environmental Laws. The obligations of the Borrowers under this Section shall survive the termination of this Agreement and the payment and performance of the Obligations.

    Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

    Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

    Nonliability of Lenders. The relationship between the Borrowers, on the one hand, and the Lenders and the Agent, on the other, shall be solely that of borrower and lender. Neither the Agent, the Arranger nor any Lender shall have any fiduciary responsibilities to the Borrowers. Neither the Agent, the Arranger nor any Lender undertakes any responsibility to the Borrowers to review or inform the Borrowers of any matter in connection with any phase of any Credit Party's business or operations. The Borrowers agree that neither the Agent, the Arranger nor any Lender shall have liability to any Credit Party (whether sounding in tort, contract or otherwise) for losses suffered by any Credit Party in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined by a court of competent jurisdiction in a final and non-appealable order that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent, the Arranger nor any Lender shall have any liability with respect to, and each Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by it in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

    Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrowers pursuant to this Agreement in confidence, except for disclosure (a) to other Lenders and their respective Affiliates, (b) to legal counsel, accountants, and other professional advisors to that Lender or to a Transferee each of whom shall be subject to the restrictions set forth in this Section, (c) to regulatory officials, (d) to any Person as requested pursuant to or as required by law, regulation, or legal process, (e) to any Person in connection with any legal proceeding to which that Lender is a party, (f) to such Lender's direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, each of whom shall be subject to the restrictions set forth in this Section, and (g) as permitted by Section 12.4.

    Interest Limitation. Anything in this Agreement, the Notes or any other Loan Document to the contrary notwithstanding, a Borrower shall never be required to pay interest at a rate in excess of the highest lawful rate, and if the effective rate of interest that would otherwise be payable under this Agreement, the Notes or any other Loan Document would exceed the highest lawful rate, or if any holder of any Note shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable under this Agreement, the Notes or any other Loan Document to a rate in excess of the highest lawful rate, then (a) the amount of interest that would otherwise be payable under this Agreement, the Notes and the other Loan Documents shall be reduced to the amount allowed under applicable law, and (b) any interest paid in excess of the highest lawful rate shall, at the option of the holder of such Note, be either refunded to the payor or credited on the principal of the Note.

    Loan Documents. In the event of any conflict or inconsistency between the terms and provisions of this Agreement and those of any other Loan Document, the terms and provisions of this Agreement shall govern and control to the extent of such conflict or inconsistency.

    Interpretation. In this Agreement and each other Loan Document, unless a clear contrary intention appears:

    (a) The singular number includes the plural number and vice versa;

    (b) Reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by the Loan Documents, and reference to a Person in a particular capacity excludes such Person in any other capacity;

    (c) reference to either gender includes the other gender;

    (d) reference to any agreement (including this Agreement and the Schedules and Exhibits and the other Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof and the other Loan Documents, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor; and

    (e) reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder.

    Nonreliance. Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Loans or the Reimbursement Obligations provided for herein.

    Disclosure. The Borrowers and the Lenders hereby (a) acknowledge and agree that Bank One and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrowers and their Affiliates, and (b) waive any liability of Bank One or such Affiliate of Bank One to the Borrowers or any Lender, respectively, arising out of or resulting from such investments, loans or relationships other than liabilities arising out of the gross negligence or willful misconduct of Bank One or its Affiliates.

  THE AGENT

    Appointment; Nature of Relationship. Bank One, NA is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the "Agent") hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

    Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

    General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to any Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

    No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of any Borrower or any guarantor of any of the Obligations or of any of Astec's or any such guarantor's respective Subsidiaries. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by a Borrower to the Agent at such time, but is voluntarily furnished by a Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

    Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders or the Lenders, as the case may be, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

    Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent's duties hereunder and under any other Loan Document.

    Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

    Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Revolving Commitments (or, if the Revolving Commitments have been terminated, in proportion to their Revolving Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrowers for which the Agent is entitled to reimbursement by the Borrowers under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.1(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

    Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Revolving Commitment and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with Astec or any of its Subsidiaries in which Astec or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

    Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on the financial statements prepared by Astec and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

    Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and Astec, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrowers and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrowers or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrowers shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.11, then the term "Prime Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

    Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or a Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

    Delegation to Affiliates. The Borrowers and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

    Execution of Collateral Documents. The Lenders hereby empower and authorize the Agent to execute and deliver to Astec on their behalf the Pledge Agreement and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Pledge Agreement.

    Collateral Releases. The Lenders hereby empower and authorize the Collateral Agent to execute and deliver to Astec on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.2, all of the Lenders) in writing.

  SETOFF; RATABLE PAYMENTS

    Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Borrower becomes insolvent, however evidenced, or any Default or Unmatured Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of any Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

    Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans or participations in Facility Letters of Credit or Swing Line Loans (other than payments received pursuant to Sections 3.1, 3.2, 3.3 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans or participations in Facility Letters of Credit or Swing Line Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans and participations in Facility Letters of Credit. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans, Facility Letters of Credit and Swing Line Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

    Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers and the Lenders and their respective successors and assigns, except that (a) no Borrower shall have the right to assign its rights or obligations under the Loan Documents and (b) any assignment by any Lender must be made in compliance with Section 12.3. The parties to this Agreement acknowledge that clause (b) of this Section relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank or (y) in the case of a Lender which is a fund, any pledge or assignment of all or any portion of its rights under this Agreement or any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

    Participations.

      Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any participation in Facility Letters of Credit owned by such Lender, any Note held by such Lender, any Revolving Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

      Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan, Facility Letter of Credit, Swing Line Loan or Revolving Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan, Facility Letter of Credit, Swing Line Loan or Revolving Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan, Facility Letter of Credit, Swing Line Loan or Revolving Commitment, releases any guarantor of any such Loan, Facility Letter of Credit or Swing Line Loan or releases any substantial portion of collateral, if any, securing any such Loan, Facility Letter of Credit or Swing Line Loan.

      Benefit of Setoff. The Borrowers agree that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

    Assignments.

      Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, and with the consent of the Agent and the Issuer, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents, provided that no such assignment shall be of less than $5,000,000 of such selling Lender's Revolving Commitment or (if the Aggregate Commitment has been terminated) of aggregate principal amount of such selling Lender's Loans, unless such assignment is of the entire remaining amount of such selling Lender's Revolving Commitment and Loans. All assignments shall include a pro rata portion of such Lender's Tranche A Commitment (and the Tranche A Loan Obligations) and Tranche B Commitment (and the Tranche B Revolving Loans). Such assignment shall be substantially in the form of Exhibit E hereto or in such other form as may be agreed to by the parties thereto and the Agent. The consent of the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof, which consent shall not be unreasonably withheld or delayed. A fee of $4,000 shall be payable to the Agent by either the assigning Lender or the Purchaser for each assignment.

      Effect; Effective Date. Upon (i) delivery to the Agent of an assignment, together with any consents required by Section 12.3.1, and (ii) payment of the $4,000 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Revolving Commitment, Loans, participation in Facility Letters of Credit and Swing Line Loans under the applicable assignment agreement constitutes "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrowers, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment, Loans, participation in Facility Letters of Credit and Swing Line Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrowers shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Revolving Commitment, as adjusted pursuant to such assignment. In addition, within a reasonable time after the effective date of any assignment, the Agent shall, and is hereby authorized and directed to, revise Schedule 1 reflecting the revised Percentages of each of the Lenders and shall distribute such revised Schedule 1 to each of the Lenders and Astec and such revised Schedule 1 shall replace the old Schedule 1 and become part of this Agreement.

    Dissemination of Information. The Borrowers authorize each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Credit Parties; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.12 of this Agreement.

    Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.9.

  NOTICES

    Giving Notice. Except as otherwise permitted by Section 2.6 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of a Borrower or the Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth below its signature hereto or in its administrative information sheet or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and Astec in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, seventy-two (72) hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Agent under Article II shall not be effective until received.

    Change of Address. A Borrower, the Agent and any Lender may change the address for service of notice upon it by a notice in writing to the other parties hereto.

  COUNTERPARTS

  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when (a) it has been executed by the Borrowers, the Agent and the Lenders and each party has either notified the Agent, by telex or telephone, that it has taken such action and (b) the conditions precedent set forth in Section 4.1 have been satisfied.

  CHOICE OF LAW, CONSENT TO JURISDICTION, WAIVER OF JURY TRIAL

    CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, 735 ILCS SECTION 105/5-1 ET SEQ, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

    CONSENT TO JURISDICTION. EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION ANY BORROWER MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

    WAIVER OF JURY TRIAL. EACH BORROWER, THE AGENT AND EACH LENDER HEREBY EXPRESSLY, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER. THE TERMS AND PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

  ASTEC GUARANTY

    Guaranty of Payment and Performance of Obligations of AFS. Astec hereby guarantees to the Agent and the Lenders, as a primary obligor and not merely as a surety, the full and punctual payment when due (whether at maturity, by acceleration or otherwise), as well as the performance, of all of the Obligations incurred or owed by or chargeable to AFS (the "AFS Obligations"). Astec's obligation under this Article XVI is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the AFS Obligations and not of their collectability only and is in no way conditioned upon any requirement that the Agent or the Lenders first attempt to collect any of the AFS Obligations from AFS or resort to any collateral security, any balance of any deposit account or credit on the books of any Lender in favor of AFS or any other Person or other means of obtaining payment. Should AFS default in the payment or performance of any of the AFS Obligations, the Agent may cause the obligations of Astec (as guarantor) hereunder with respect to such AFS Obligations to become forthwith due and payable to the Agent and the Lenders, without demand or notice of any nature, all of which are expressly waived by Astec.

    Additional Amounts. Astec further agrees, as the primary obligor and not as a guarantor only, to pay to the Agent and the Lenders, forthwith upon demand in funds immediately available to the Agent and the Lenders, all reasonable costs and expenses (including court costs and legal fees and expenses) incurred or expended by the Agent and the Lenders in connection with the AFS Obligations, this Article XVI and the enforcement thereof, together with interest on amounts recoverable under this Article XVI from the time when such amounts become due until payment, at a rate of interest equal to the rate after default for Floating Rate Advances set forth in Section 2.2.8.

    Waivers by Astec: Agent's and Lenders' Freedom to Act. Astec waives notice of acceptance of this Article XVI, notice of any action taken or omitted by the Agent or any Lender in reliance on this Article XVI, and any requirement that the Agent or the Lenders be diligent or prompt in making demands under this Article XVI, giving notice of any default by AFS or asserting any other rights of the Agent or any Lender under this Article XVI. Astec also irrevocably waives all defenses that at any time may be available in respect of the AFS Obligations by virtue of any statute of limitations, valuation, stay, moratorium law or other similar law now or hereafter in effect. Astec also irrevocably waives any benefit of any collateral which may from time to time secure the AFS Obligations and authorizes the Agent and the Lenders to take any action or exercise any remedy with respect thereto which they in their discretion shall determine, without notice to Astec. Astec agrees that the validity and enforceability of this Article XVI shall not be impaired or affected by any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitutions for, the AFS Obligations or any part thereof or any agreement relating thereto at any time; (b) any failure or omission to enforce any right, power or remedy with respect to the AFS Obligations or any part thereof or any agreement relating thereto, or any collateral securing the AFS Obligations or any part thereof; (c) any waiver of any right, power or remedy or of any default with respect to the AFS Obligations or any part thereof or any agreement relating thereto; (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any other obligation of any Person with respect to the AFS Obligations or any part thereof; (e) the enforceability or validity of the AFS Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to the AFS Obligations or any part thereof; (f) the application of payments received from any source to the payment of Indebtedness other than the AFS Obligations, any part thereof or amounts which are not covered by this Article XVI even though the Lenders or the Agent might lawfully have elected to apply such payments to any part or all of the AFS Obligations or to amounts which are not covered by this Article XVI or (g) the existence of any claim, setoff or other rights which Astec may have at any time against any of AFS in connection herewith or any unrelated transaction, all whether or not Astec shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (g) of this Section 16.3.

    Unenforceability of AFS Obligations Against AFS. Notwithstanding (a) any change of ownership of AFS or the insolvency, bankruptcy or any other change in the legal status of AFS; (b) the change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the AFS Obligations; (c) the failure of AFS or the undersigned to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with AFS Obligations or this Article XVI, or to take any other action required in connection with the performance of all obligations pursuant to the AFS Obligations or this Article XVI; or (d) if any of the moneys included in the AFS Obligations have become irrecoverable from AFS for any other reason other than indefeasible payment in full of the AFS Obligations in accordance with their terms, this Article XVI shall nevertheless be binding on Astec. This Article XVI shall be in addition to any other guaranty or other security for the AFS Obligations, and it shall not be rendered unenforceable by the invalidity of any such other guaranty or security. In the event that acceleration of the time for payment of any of the AFS Obligations is stayed upon the insolvency, bankruptcy or reorganization of AFS, or for any other reason, all such amounts otherwise subject to acceleration under the terms of this Agreement, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with the AFS Obligations shall be immediately due and payable by Astec.

    Subrogation; Subordination. Astec shall not enforce or otherwise exercise any right of subrogation to any of the rights of any Lender against AFS until all of the AFS Obligations are indefeasibly paid in full. The payment of any amounts due with respect to any indebtedness of AFS now or hereafter owed to Astec is hereby subordinated to the prior payment in full of all of the AFS Obligations. Astec agrees that, after the occurrence of any default in the payment or performance of any of the AFS Obligations, Astec will not demand, sue for or otherwise attempt to collect any such indebtedness of AFS to Astec until all of the AFS Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, Astec shall collect, enforce or receive any amounts in respect of such indebtedness while AFS Obligations are still outstanding, such amounts shall be collected, enforced and received by Astec as trustee for the Agent and the Lenders and be paid over to the Agent on account of the AFS Obligations without affecting in any manner the liability of Astec under the other provisions of this Article XVI. The provisions of this Section 16.5 shall be supplemental to and not in derogation of any rights and remedies of the Agent and the Lenders under any separate subordination agreement which the Agent and the Lenders may at any time and from time to time enter into with Astec.

    Termination. Astec's obligations hereunder shall continue in full force and effect until AFS Obligations are indefeasibly paid in full and this Agreement is terminated, provided that this Article XVI shall continue to be effective or shall be reinstated, as the case may be, if at any time payment or other satisfaction of any of the AFS Obligations is rescinded or must otherwise be restored or returned upon the bankruptcy, insolvency, or reorganization of AFS, or otherwise, as though such payment had not been made or other satisfaction occurred, whether or not the Lenders or the Agent is in possession of this Agreement. No invalidity, irregularity or unenforceability by reason of the federal bankruptcy code or any insolvency or other similar law, or any law or order of any government or agency thereof purporting to reduce, amend or otherwise affect the AFS Obligations shall impair, affect, be a defense to or claim against the obligations of Astec under this Article XVI.

    Effect of Bankruptcy. Astec's obligations under this Article XVI shall survive the insolvency of AFS and the commencement of any case or proceeding by or against AFS under the federal bankruptcy code or other federal, state or other applicable bankruptcy, insolvency or reorganization statutes. No automatic stay under the federal bankruptcy code or other federal, state or other applicable bankruptcy, insolvency or reorganization statutes to which any AFS is subject shall postpone the obligations of Astec under this Article XVI.

    Setoff. Regardless of the other means of obtaining payment of any of the AFS Obligations, each of the Agent and the Lenders is hereby authorized at any time and from time to time, without notice to Astec (any such notice being expressly waived by Astec) and to the fullest extent permitted by law, to set off and apply such deposits and other sums against the obligations of Astec under this Article XVI, whether or not the Agent and the Lenders shall have made any demand under this Article XVI and although such obligations may be contingent or unmatured.

    Further Assurances. Astec agrees to do all such things and execute all such documents as the Agent and the Lenders may consider necessary or desirable to give full effect to this Article XVI and to perfect and preserve the rights and powers of the Agent and the Lenders hereunder.

[Signature Pages Follow]

In Witness Whereof, the Borrowers, the Lenders and the Agent have executed this Agreement as of the date first above written.

ASTEC INDUSTRIES, INC.
By:
Print Name:
Title:

Address: 4101 Jerome Avenue
Chattanooga, Tennessee 37407
Facsimile: (423) 867-4127
Telephone: (423) 867-4210
Attention: F. McKamy Hall

ASTEC FINANCIAL SERVICES, INC.
By:
Print Name:
Title:

Address: 1725 Shepherd Road
Chattanooga, Tennessee 37421
Facsimile: (423) 899-4456
Telephone: (423) 899-5898
Attention: Albert E. Guth

BANK ONE, NA,
individually and as Agent
By:
Print Name:
Title:
Address: 1 Bank One Plaza
Chicago, Illinois 60670
Facsimile: (312) 732-5296
Telephone: (312) 732-5730
Attention: David T. McNeela

SUNTRUST BANK

By:
Print Name:
Title:
Address: 201 Fourth Avenue North
Nashville, Tennessee 37219
Facsimile: (615) 748-5269
Telephone: (615) 748-5745
Attention: Jim Sloan

AMSOUTH BANK

By:
Print Name:
Title:
Address: 601 Market Center
Chattanooga, Tennessee 37402
Facsimile: (423) 752-1558
Telephone: (423) 752-1535
Attention: Tracy Brown

BRANCH BANK & TRUST CO.

By:
Print Name:
Title:

Address: Corporate Accounts Division
P.O. Box 15008
Winston-Salem, North Carolina
27113
Facsimile: (336) 733-3254
Telephone: (336) 733-3251
Attention: James Stallings

FIRSTAR BANK

By:
Print Name:
Title:
Address: 150 Fourth Avenue North, 2d Floor
Nashville, Tennessee 37219
Facsimile: (615) 251-9247
Telephone: (615) 251-9280
Attention: Russell Rogers

Schedule 1
Revolving Commitments/Percentages

Lender	Revolving Commitment	Tranche A Commitment*	Tranche B Commitment*	Percentage
Bank One, NA	$40,000,000	$40,000,000	$16,000,000	32.00%
Suntrust	$30,000,000	$30,000,000	$12,000,000	24.00%
AmSouth Bank	$25,000,000	$25,000,000	$10,000,000	20.00%
Branch Bank & Trust Co.	$15,000,000	$15,000,000	$6,000,000	12.00%
Firstar Bank	$15,000,000	$15,000,000	$6,000,000	12.00%
Total	$125,000,000	$125,000,000*	$50,000,000*	100%

*The Tranche A Commitment and Tranche B Commitment of any Lender are sublimits of the Revolving Commitment of such Lender and the obligation of any Lender to make Loans under the Tranche A Commitment and the Tranche B Commitment is limited by the Revolving Commitment of such Lender and the limitations, terms and conditions set forth in Section 2.1.